Exhibit (c)(ii)

2003-04 Report on State Finances

of the Queensland Government

year ended 30 June 2004

Contents

Page
Message from the Treasurer	2

Scope of the Report	3

Outcomes Report - Uniform Presentation Framework

Overview and Analysis	4-01

Operating Statement by Sector	4-08

Balance Sheet by Sector	4-09

Cash Flow Statement by Sector	4-10

General Government Sector Expenses by Function	4-11

General Government Sector Purchases of Non-financial Assets by Function	4-12

Loan Council Allocation	4-12

Certification of Outcomes Report	4-13

Audited Consolidated Financial Statements

Overview and Analysis	5-01

Statement of Financial Performance	5-06

Statement of Financial Position	5-07

Statement of Cash Flows	5-08

Notes to the Financial Statements	5-09

Certification of Consolidated Financial Statements	5-64

Independent Audit Report to the Treasurer of Queensland	5-65

Attachment A: Reconciliation of UPF and AAS Operating Result	6-01

Report on State Finances 2003-04 – Government of Queensland	1

Message from the Treasurer

Message from the Treasurer

As outlined in the Charter of Social and Fiscal Responsibility, the Government is committed to fiscal transparency and accountability. A key objective of this report is to facilitate a meaningful assessment of the State’s financial performance over the 2003-04 financial year and its net worth at balance date.

This report provides details of the State’s financial operations and position on both a Government Finance Statistics (Outcomes Report) and Australian Accounting Standards (Consolidated Financial Statements) basis.

Only those entities assessed as likely to impact materially on the State’s financial activities are accounted for in this report.

In endorsing this report, I place on record my appreciation of the co-operation extended to Queensland Treasury by agency personnel and of the work undertaken by Treasury staff involved in its preparation.

Terry Mackenroth
Treasurer

Report on State Finances 2003-04 – Government of Queensland	2

Scope of the Report

The State Finance Report, incorporating the Outcomes Report and Consolidated Financial Statements, provides a comprehensive analysis of Government finances for the 2003-04 financial year.

These reports are prepared using differing methodologies, each giving a view of Government finances. The Consolidated Financial Statements outline the operations of the Queensland Government including valuation adjustments on assets and liabilities. The Outcomes Report removes valuation adjustments to reflect costs more appropriately related to the underlying operations of Government.

The Outcomes Report

The Outcomes Report contains financial statements that are prepared and presented on a Government Finance Statistics (GFS) basis and in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference. The primary objective of the UPF is to ensure that Commonwealth, State and Territory governments provide a common ‘core’ of financial information. One of the Government’s key fiscal principles is the maintenance of a General Government operating surplus as measured in Government Finance Statistics terms.

Queensland’s annual Budget is prepared in accordance with the framework and the Outcomes Report compares achieved financial results with budget forecasts.

The UPF presentation is primarily structured on a sectoral basis with a focus on the General Government and Public Non-financial Corporations sectors.

The Consolidated Financial Statements

The Consolidated Financial Statements outline the operations of the Queensland Government on an accrual basis in accordance with Australian Accounting Standard AAS31 Financial Reporting by Governments and other applicable standards. Accordingly, the statements present the operating result, financial position and cash flows of the Queensland Total State sector on a consolidated basis (which includes aggregated results for General Government, Public Non-financial Corporations and Public Financial Corporations sectors).

Financial statements for the General Government, Public Non-financial Corporations and Public Financial Corporations sectors are disclosed in the disaggregated information note to the financial statements (Note 2).

Refer Note 39 for a full list of consolidated entities.

Related Publications

This report comprises one of a number of key publications relating to the financial performance of the Queensland Public Sector including:

•	the annual Budget papers

•	the Treasurer’s Appropriation Statement

•	the annual reports of the various departments, statutory bodies, Government-owned corporations and other entities that comprise the Queensland Government.

Report on State Finances 2003-04 – Government of Queensland	3

2003-04 Outcomes Report

Uniform Presentation Framework of the Queensland Government

year ended 30 June 2004

Overview and Analysis

Overview

•	A GFS operating surplus of $3,340 million for 2003-04 was recorded in the General Government sector, an improvement of $966 million over that estimated at the time of the 2004-05 Budget, due largely to higher than anticipated investment returns and taxation revenues. Expenses for the year were $258 million lower than estimated at the time of the 2004-05 Budget.

•	The underlying operating result for 2003-04 in the General Government sector (adjusted for superannuation arrangements comparable with other jurisdictions) is a surplus of $2,095 million, an increase of $658 million over the estimated actual.

•	A GFS cash surplus of $3,490 million was recorded for 2003-04 in the General Government sector. This is $1,241 million higher than the estimated actual of $2,249 million.

•	The State’s net worth increased to $77,723 million as at 30 June 2004, an improvement of $8,357 million over the estimated actual forecast of $69,366 million.

•	The Government has met all of its fiscal commitments under the Charter of Social and Fiscal Responsibility. Refer page 4-02.

Summary of Key GFS Financial Aggregates

Outlined in the table below are the GFS aggregates, by sector. The results show outcomes for Queensland much stronger than expected at the time of publishing the 2004-05 Budget:

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector
	Est. Actual $ million	Actual $ million	Est. Actual $ million	Actual $ million	Est. Actual $ million	Actual $ million
Revenue	24,506	25,214	7,741	8,130	29,660	30,681
Expenses	22,132	21,874	7,826	8,197	27,370	27,407
Net Operating Balance	2,374	3,340	(85)	(67)	2,290	3,274
Net Lending/(Borrowing)	1,716	2,838	(453)	(249)	1,265	2,589
Cash Surplus/(Deficit)	2,249	3,490	(147)	133	2,103	3,622
Gross Fixed Capital Formation	2,123	1,976	1,564	1,413	3,685	3,389
Net Worth	69,366	77,723	12,325	13,733	69,366	77,723
Net Debt	(14,040)	(14,851)	11,511	10,128	(2,527)	(4,723)

Outcomes Report 2003-04 – Government of Queensland	4-01

Overview and Analysis

Meeting the Government’s Fiscal Commitments

The Government has met all of its fiscal commitments under the Charter of Social and Fiscal Responsibility:

Achievement of Fiscal Principles of the Queensland Government

Principle	Achievement	Indicator
Competitive tax environment The Government will ensure that State taxes and charges remain competitive with the other states and territories.	✓	Taxation revenue per capita: Qld: $1,700/capita Other States: $2,047/capita

Affordable service provision

The Government will ensure that its level of service provision is sustainable by maintaining an overall General Government operating surplus, as measured in Government Finance Statistics terms.

	✓	GFS surplus of $3,340 million

Capital Funding

Borrowings or other financial arrangements will only be undertaken for capital investments and only where these can be serviced within the operating surplus, consistent with maintaining a AAA credit rating.

	✓	GG repayment of borrowings $343 million while GG total purchases of non-financial assets $2,415 million. AAA credit rating confirmed by Fitch, Moody’s and Standard & Poor’s (highest rating available).

Managing financial risk The Government will ensure that the State’s financial assets cover all accruing and expected future liabilities of the General Government sector.	✓	GG net financial worth: $15,742 million.

Building the State’s net worth The Government will at least maintain and seek to increase Total State net worth.	✓	Net worth increased by $12,829 million to $77,723 million.

Net Operating Balance

The GFS operating result for 2003-04 in the General Government sector is a surplus of $3,340 million, an improvement of $966 million over that estimated at the time of the 2004-05 Budget. This improvement was the result of stronger than expected revenue growth and lower expenses.

Investment returns on assets held to meet future employee entitlements were 3.06% higher than expected at the time of the 2004-05 Budget (18%), contributing to an overall increase in interest income of $391 million.

Investment market volatility impacts on the Queensland Budget more in GFS terms than it does for other states. This is in part due to differences in the way Queensland’s public sector superannuation arrangements are structured. If Queensland’s superannuation arrangements were structured on the same basis as generally applies in other states, the General Government sector underlying operating result for 2003-04 would be a surplus of $2,095 million, as outlined below:

Calculation of Underlying Result	2003-04 Actual $ million
GFS net operating balance	3,340
Less investment earnings on defined benefit superannuation assets	1,995
Plus nominal superannuation expense	750
Underlying Balance	2,095

Outcomes Report 2003-04 – Government of Queensland	4-02

Overview and Analysis

Revenue	Est. Actual $ million	Actual $ million
Taxation revenue	6,474	6,676
Current grants and subsidies	11,036	10,992
Capital grants	563	553
Sales of goods and services	1,984	2,105
Interest income	2,332	2,723
Other	2,117	2,165
Total Revenue	24,506	25,214

Revenue increased by $708 million (2.9%) over the 2003-04 estimated actual:

•	Taxation revenue increased by $202 million, reflecting higher payroll tax and transfer duty collections.

•	Strong end of year performance of investment markets resulted in a $391 million increase in interest income relative to estimates.

Expenses	Est. Actual $ million	Actual $ million
Gross operating expenses
Employee expenses	10,025	10,004
Other operating expenses	4,177	4,245
Depreciation	1,483	1,460
Superannuation interest expense	745	750
Other interest expense	224	211
Current transfers	4,643	4,500
Capital transfers	835	704
Total Expenses	22,132	21,874

Total expenses are broadly in line with that forecast at the time of the 2004-05 Budget:

•	Current and capital transfers include grants and subsidies to the community, community service obligation payments to the Government-owned corporations and capital grants to local governments and non-government entities. Expenditure is driven largely by demand and the meeting of conditions for these programs.

The 2003-04 estimated actual also included the extinguishment of a loan made to Australian Magnesium Corporation Limited which will now be recognised in 2004-05.

Outcomes Report 2003-04 – Government of Queensland	4-03

Overview and Analysis

General Government expenditure is focussed on the delivery of core services to the community. As indicated in the chart, education accounts for the largest share of expenses (25%), followed by health (21%) and social welfare, housing and other community services (11%).

Cash Surplus

A cash surplus of $3,490 million was recorded for the 2003-04 financial year in the General Government sector, an increase of $1,241 million over the 2003-04 estimated actual. Net cash flows from operating activities were $1,102 million higher than estimated, again reflecting improvements across a range of revenue items. Lower than estimated purchases of non-financial assets reflect the end of year carryover of some capital allocations from 2003-04 to 2004-05.

Net Worth

The State’s net worth increased to $77,723 million as at 30 June 2004. This is $8,357 million higher than the forecast of $69,366 million, and is $12,829 million higher than the net worth as at 30 June 2003. This increase reflects the large 2003-04 operating surplus, upward revaluations across a range of State assets and the flow through of improved investment returns leading to a reduction in the State’s defined benefit superannuation liability.

In 2003-04, investments in financial assets increased by $2,529 million, primarily due to the reinvestment of earnings on the State’s assets set aside to meet future employee entitlements and additional employer contributions during the year.

Outcomes Report 2003-04 – Government of Queensland	4-04

Overview and Analysis

Higher valuations of Crown land administered by the Department of Natural Resources ($1,594 million), land and dwellings controlled by the Department of Housing ($2,468 million) and roads and bridges infrastructure controlled by the Department of Main Roads ($1,313 million) contributed to the improved net worth recorded by the State.

The chart below illustrates the State’s strong net worth compared with the other states.

Note:

1.	Western Australia values land under roads as part of its overall asset base. This has been adjusted to allow comparison with other jurisdictions which do not value land under roads.

Source: WA Outcome Results; New South Wales, Victoria, South Australia and Tasmania 2004-05 Budget Papers. Population data from Australian Government Budget Paper 3.

Outcomes Report 2003-04 – Government of Queensland	4-05

Overview and Analysis

Net Debt

Net debt is the most common measure used to judge the overall strength of a jurisdiction’s fiscal position. High levels of net debt impose a call on future revenue flows to service that debt and meeting these payments can limit government flexibility to adjust outlays.

In 2003-04 there has been a further strengthening of the General Government sector’s already strong net debt position, from an estimated negative $14,040 million to a negative $14,851 million.

Queensland’s negative net debt of $3,806 per capita (net financial assets) compares to the average net debt of $210 per capita (net financial liabilities) in the other states.

Source: WA Outcome Results; New South Wales, Victoria, South Australia and Tasmania 2004-05 Budget Papers. Population data from Australian Government Budget Paper 3.

Outcomes Report 2003-04 – Government of Queensland	4-06

Overview and Analysis

Public Non-financial Corporations (PNFC) Sector

The PNFC sector comprises bodies such as Government-owned corporations that provide goods and services that are market, non-regulatory and non-financial in nature. PNFCs are financed through sales to consumers of their goods and services and may be supplemented by explicit government payments to fund community service obligations.

•	The net operating result improved from an estimated deficit of $85 million to a deficit of $67 million. The deficit for the sector primarily reflects the results recorded by Enertrade and Queensland Motorways Limited, which operate in deficit in the normal course of operations.

•	A cash surplus of $133 million was recorded, an improvement of $280 million on the estimated deficit.

•	The net worth of the PNFC sector increased from an estimated $12,325 million to $13,733 million, reflecting market value adjustments on borrowings, and additional capital injections of $460 million to electricity entities in support of capital investment plans.

State Financial Sector (Total State)

The Total State includes all State Government departments and statutory authorities, public non-financial corporations, public financial corporations and their controlled entities. All material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

•	A net operating surplus of $3,518 million was recorded in 2003-04, reflecting the strong performance of the General Government sector.

•	A Total State cash surplus of $3,121 million was achieved in 2003-04 after allowing for purchases of non-financial assets of $4,258 million.

•	In 2003-04 there has been a further strengthening of the Total State’s net debt position to negative $7,364 million.

Outcomes Report 2003-04 – Government of Queensland	4-07

Operating Statement by Sector

Operating Statement 2003-04 ($million) - by sector (b)

		General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector		Public Financial Corporations Sector Actual (a)	State Financial Sector Actual (a)
		Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual
	GFS Revenue
	Taxation revenue	6,474	6,676	—	—	6,108	6,358	—	6,354
	Current grants and subsidies	11,036	10,992	915	1,000	10,883	10,817	—	10,817
	Capital grants	563	553	49	55	610	592	—	591
	Sales of goods and services	1,984	2,105	6,362	6,625	8,171	8,622	816	9,262
	Interest income	2,332	2,723	91	101	2,410	2,821	1,685	3,452
	Other	2,117	2,165	324	350	1,478	1,470	—	1,366
	Total Revenue	24,506	25,214	7,741	8,130	29,660	30,681	2,501	31,841

less	GFS Expenses
	Gross operating expenses
	Employee expenses	10,025	10,004	1,555	1,517	11,529	11,520	108	11,520
	Other operating expenses	4,177	4,245	3,125	3,457	6,819	7,591	676	8,193
	Depreciation	1,483	1,460	1,209	1,216	2,691	2,676	18	2,695
	Superannuation interest expense	745	750	—	—	745	750	—	750
	Other interest expense	224	211	768	742	979	952	1,344	1,246
	Other property expenses	—	—	982	1,052	—	—	103	—
	Current transfers	4,643	4,500	162	198	3,751	3,216	5	3,217
	Capital transfers	835	704	25	16	856	703	2	703
	Total Expenses	22,132	21,874	7,826	8,197	27,370	27,407	2,257	28,323

equals	GFS net operating balance	2,374	3,340	(85)	(67)	2,290	3,274	244	3,518

less	Net acquisition of non-financial assets
	Purchases of non-financial assets	2,578	2,415	1,958	1,804	4,536	4,219	38	4,258
	Sales of non-financial assets	(380)	(356)	(394)	(384)	(775)	(740)	(1)	(742)
	less Depreciation	1,483	1,460	1,209	1,216	2,691	2,676	18	2,695
	plus Change in inventories	18	(13)	13	(15)	31	(28)	—	(28)
	plus Other movements in non-financial assets	(75)	(83)	—	(7)	(76)	(90)	—	(90)
	equals Total net acquisition of non-financial assets	658	503	368	182	1,025	685	18	703

equals	GFS Net lending/(borrowing) (Fiscal balance)	1,716	2,838	(453)	(249)	1,265	2,589	226	2,814

(a)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.
(b)	Numbers may not add due to rounding.

Outcomes Report 2003-04 - Government of Queensland	4-08

Balance Sheet by Sector

Balance Sheet 2003-04 ($million) - by sector (b)

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector		Public Financial Corporations Sector Actual (a)	State Financial Sector Actual (a)
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual
Assets
Financial assets
Cash and deposits	1,577	1,729	878	1,025	2,455	2,754	26	235
Advances paid	181	173	—	—	165	157	—	157
Investments, loans and placements	15,725	16,157	908	997	16,576	17,145	29,041	31,559
Other non-equity assets	3,993	4,318	1,605	1,909	2,246	2,695	106	2,727
Equity	13,005	14,633	58	60	771	993	2	96

Total financial assets	34,481	37,010	3,449	3,992	22,213	23,745	29,175	34,773

Non-financial assets	56,103	61,981	27,075	27,160	83,144	89,107	93	89,201

Total assets	90,584	98,991	30,524	31,152	105,357	112,852	29,268	123,974

Liabilities
Deposits held	—	—	77	84	87	85	4,724	2,233
Borrowing	3,443	3,208	13,220	12,066	16,582	15,248	21,702	22,353
Superannuation liability	12,127	11,930	—	—	12,127	11,930	—	11,930
Other employee entitlements and provisions	3,485	3,590	3,760	3,954	4,147	4,180	1,757	5,874
Other non-equity liabilities	2,163	2,540	1,142	1,314	3,048	3,686	187	3,860

Total liabilities	21,218	21,268	18,199	17,419	35,991	35,129	28,369	46,251

Net Worth	69,366	77,723	12,325	13,733	69,366	77,723	899	77,723

Net financial worth	13,263	15,742	(14,750)	(13,427)	(13,778)	(11,384)	806	(11,478)
Net debt	(14,040)	(14,851)	11,511	10,128	(2,527)	(4,723)	(2,641)	(7,364)

(a)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.
(b)	Numbers may not add due to rounding.

Outcomes Report 2003-04 - Government of Queensland	4-09

Cash Flow Statement by Sector

Cash Flow Statement 2003-04 ($million) - by sector (b)

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector		Public Financial Corporations Sector Actual (a)	State Financial Sector Actual (a)
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual
Receipts from operating activities
Taxes received	6,473	6,635	—	—	6,107	6,318	—	6,313
Grants and subsidies received	11,642	11,535	938	1,031	11,510	11,428	—	11,426
Sales of goods and services	2,279	2,448	7,049	7,192	9,148	9,519	896	10,227
Other receipts	4,711	5,104	810	747	4,751	5,074	1,076	5,025
Total	25,105	25,721	8,797	8,970	31,516	32,339	1,972	32,991
Payments for operating activities
Payments for goods and services	(14,514)	(14,305)	(4,730)	(4,696)	(19,011)	(18,885)	(225)	(18,936)
Grants and subsidies	(5,250)	(4,954)	(151)	(129)	(4,329)	(3,985)	—	(3,984)
Interest	(224)	(209)	(755)	(801)	(908)	(941)	(1,495)	(1,400)
Other payments	(670)	(704)	(973)	(1,017)	(1,404)	(1,425)	(628)	(2,034)
Total	(20,658)	(20,172)	(6,609)	(6,642)	(25,652)	(25,237)	(2,347)	(26,354)

Net cash inflows from operating activities	4,447	5,549	2,188	2,328	5,864	7,102	(375)	6,637

Payments for investments in non-financial assets
Purchases of non-financial assets	(2,578)	(2,415)	(1,958)	(1,804)	(4,536)	(4,219)	(38)	(4,258)
Sales of non-financial assets	380	356	394	384	775	740	1	742
Total	(2,198)	(2,059)	(1,564)	(1,420)	(3,761)	(3,479)	(37)	(3,516)

Payments for investments in financial assets for policy purposes	(135)	(632)	(1)	(6)	(1)	(30)	(2)	(31)

Payments for investments in financial assets for liquidity purposes	(1,862)	(2,398)	(11)	(52)	(1,873)	(2,451)	(2,059)	(3,929)

Receipts from financing activities
Borrowing (net)	(288)	(343)	(181)	(823)	(468)	(1,108)	1,697	27
Deposits received (net)	—	—	5	2	5	3	524	390
Distributions paid	—	—	(771)	(774)	—	—	(69)	—
Other financing (net)	—	—	135	692	—	26	330	357
Total	(288)	(343)	(812)	(902)	(463)	(1,079)	2,483	773

Net increase/(decrease) in cash held	(36)	116	(200)	(53)	(234)	63	10	(66)

Net cash from operating activities and investments in non-financial assets	2,249	3,490	624	907	2,103	3,622	(412)	3,121
less Distributions paid	—	—	(771)	(774)	—	—	(69)	—
GFS Surplus/(deficit)	2,249	3,490	(147)	133	2,103	3,622	(481)	3,121

(a)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.
(b)	Numbers may not add due to rounding.

Outcomes Report 2003-04 - Government of Queensland	4-10

General Government Sector Expenses by Function

Actual 2003-2004 $ million
General Public Services	1,352
Other general public services	1,352

Public Order and Safety	2,083
Police and fire protection services	1,197
Law courts and legal services	439
Prisons and corrective services	371
Other public order and safety	75

Education	5,622
Primary and secondary education	4,359
Tertiary education	578
Pre-school education and education not
definable by level	532
Transportation of students	127
Education n.e.c.	26

Health	4,733
Acute care institutions	2,983
Mental health institutions	155
Nursing homes for the aged	132
Community health services	1,164
Public health services	155
Pharmaceuticals, medical aids and appliances	3
Health research	67
Health administration n.e.c.	74

Social Security	882
Welfare services	873
Social security and welfare n.e.c.	9

Housing and Community Amenities	870
Housing and community development	747
Water supply	8
Sanitation and protection of the
environment	77
Other community amenities	39

Recreation and Culture	566
Recreation facilities and services	384
Cultural facilities and services	182

Fuel and Energy	749
Fuel affairs and services	499
Electricity and other energy	251

Agriculture, Forestry, Fishing and Hunting	645
Agriculture	593
Forestry, fishing and hunting	52

Mining, manufacturing and construction	92
Mining and mineral resources other
than fuels	55
Construction	37

Transport and Communications	2,113
Road transport	1,053
Water transport	71
Rail transport	677
Air transport	1
Other transport	282
Communications	30

Other Economic Affairs	673
Tourism and area promotion	97
Labour and employment affairs	296
Other economic affairs	281

Other Purposes	1,493
Nominal superannuation interest	750
Public debt transactions	166
General purpose inter-government
transactions	509
Natural disaster relief	35
Other purposes n.e.c.	33

Total	21,874

Outcomes Report 2003-04 - Government of Queensland	4-11

General Government Purchase of Non-financial Assets by

Function & Loan Council Allocation

General Government Sector

Purchases of Non-financial Assets by Function

2003-04 Actual $ million
General public services	272
Public order and safety	234
Education	309
Health	256
Social security and welfare	15
Housing and community amenities	243
Recreation and culture	88
Agriculture, forestry, fishing and hunting	30
Mining, manufacturing and construction	4
Transport and communications	679
Other economic affairs	281
Other purposes	4

Total	2,415

Loan Council Allocation

The Australian Loan Council requires all jurisdictions to advise the Loan Council Allocations (LCA) outcome for the last financial year as part of the annual Outcomes Report. The LCA represents each government’s call on financial markets for a given financial year. The LCA Outcome exceeds the upper bound of the LCA Budget estimate by more than the two percent tolerance limit. A tolerance limit of two percent of non-financial public sector receipts applies between the LCA Budget update and the outcome.

The LCA Outcome surplus is due largely to improvements in investment returns and higher revenue from taxation.

	2003-04 Budget Estimate $ million	2003-04 Outcome $ million
General Government sector cash deficit/(surplus)[1]	(152)	(3,490)
PNFC sector cash deficit/(surplus)[1]	966	(133)
Non-financial Public sector cash deficit/(surplus)[1]	815	(3,622)

Net cash flows from investments in financial assets for policy purposes	—	30
Memorandum Items[2]	(157)	138

LOAN COUNCIL ALLOCATION	658	(3,455)

Notes:

1.	Figures in brackets represent surpluses
2.	Other memorandum items include operating leases and local government borrowings.

Outcomes Report 2003-04 - Government of Queensland	4-12

Certification of Outcomes Report

Certification by the Under Treasurer and Assistant Under Treasurer

The foregoing Outcomes Report contains financial statements prepared and presented on a Government Finance Statistics (GFS) basis and is in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference. In addition, Queensland’s Loan Council Allocation and disclosure of General Government expenses by purpose are included.

The financial statements separately disclose outcomes for the General Government, Public Non-financial Corporations, Public Financial Corporations and State Financial sectors within Queensland. Entities excluded from this report include local governments. Queensland public sector entities consolidated for this report are listed in the Consolidated Financial Statements, taking into account intra and inter-agency eliminations.

Only those agencies considered material by virtue of their financial transactions and balances are consolidated in the report.

In our opinion, we certify that the Outcomes Report has been properly drawn up, in accordance with GFS principles and UPF requirements, to present a true and fair view of:

(i) the financial performance and cash flows of the Queensland State Government for the financial year; and

(ii) the financial position of the Government at 30 June 2004.

At date of certification of the report, we are not aware of any material circumstances that would render any particulars included in the Outcomes Report misleading or inaccurate.

Walter Ivessa Assistant Under Treasurer	Gerard Bradley Under Treasurer

Date 12 October 2004

Outcomes Report 2003-04 – Government of Queensland	4-13

2003-04 Consolidated Financial Statements

of the Queensland Government

year ended 30 June 2004

Consolidated Financial Statements - Overview and Analysis

The following analysis compares current year Total State performance, on an accounting basis, with last year’s audited results.

Overview

•	An operating surplus for the State of $4,654 million for 2003-04 was recorded, an improvement of $5,944 million from 2002-03, reflecting revenue growth arising from the continued strength in the domestic economy and the recovery in global financial markets.

•	The State’s net assets position increased to $77,723 million at 30 June 2004, an improvement of $12,829 million over 2002-03. This increase reflects the large 2003-04 operating surplus, upward revaluations across a range of State assets and the flow through of improved investment returns leading to a reduction in the State’s defined benefit superannuation liability.

Summary of Key Financial Aggregates of the Consolidated Financial Statements

The table below provides aggregate information for 2003-04 under Australian Accounting Standards principles:

Total State	2004 $ million	2003 $ million
Revenue
Commonwealth and other grants	11,426	10,574
Sales of goods and services	8,643	8,300
Taxes, fees and fines	7,119	5,936
Investment income	3,298	715
Royalties and other territorial income	723	769
Other	1,403	862

	32,612	27,156

Expenses
Employee expenses	11,709	12,050
Supplies and services	6,508	6,290
Depreciation and amortisation	2,714	2,646
Grants and other contributions	4,083	3,800
Borrowing costs expense	1,245	1,392
Share of deficit of associates using equity method	5	18
Other	1,694	2,250

	27,958	28,446

Net Surplus/(Deficit)	4,654	(1,290)

Assets	124,004	110,466
Liabilities	46,281	45,572

Net Assets	77,723	64,894

State Finances Report 2003-04 – Government of Queensland	5-01

Consolidated Financial Statements - Overview and Analysis

Operating Result

The whole-of-Government operating result after tax for the year 2003-04 was a surplus of $4,654 million (2002-03, $1,290 million deficit).

The surplus for 2003-04 reflects revenue growth across a range of categories. Significant market value adjustments relating to superannuation and interest/market value shifts were also experienced during 2003-04:

•	this year, investment returns on assets set aside to meet future defined benefit superannuation liabilities achieved a positive rate of return of 21.06%, compared to last year’s negative return of 1.86%. As the actuarially applied long-term earnings rate for superannuation liability is 7.5%, a reduced superannuation expense was recorded by the State in 2003-04.

•	net unrealised gains on financial instruments were recorded in 2003-04 reflecting the impact of higher interest rates on the market value of the State’s debt portfolio.

•	taxation revenue increased as the economy and the property market continued to perform strongly.

•	Commonwealth grants increased as GST collections rose.

Revenue

Total revenue from ordinary activities for 2003-04 was $32,612 million, an increase of $5,530 million (20.4%) from 2002-03 ($27,156 million).

Changes in revenues by type are illustrated in the following chart:

Commonwealth and other grants comprised 35.4% of total State revenue in 2003-04 and grew from $10,574 million in 2002-03 to $11,426 million in 2003-04 (an increase of $852 million). This primarily reflects growth in the GST pool commensurate with the strength of consumption expenditure in the economy, and the application of parameter adjustments.

Taxation revenue increased by $1,183 million during the year from $5,936 million in 2002-03 to $7,119 million with duty on property transfer transactions making the most significant contribution as the property market continued to perform strongly. In addition, increases in revenue from payroll tax and motor vehicle registrations were experienced during 2003-04.

Investment income increased by $2,583 million to $3,298 million in 2003-04, reflecting the improved performance of domestic and international equity markets.

State Finances Report 2003-04 – Government of Queensland	5-02

Consolidated Financial Statements - Overview and Analysis

Expenses

The State’s expenses for 2003-04 totalled $27,958 million, a decrease of $488 million (2%) from 2002-03 ($28,446 million).

Changes in expenses by type are illustrated in the following chart:

Employee expenses for 2003-04 decreased $341 million to $11,709 million compared to $12,050 million in 2002-03. This overall decrease represents the impact of the actuarial gain of $686 million on the superannuation expense component for 2003-04.

Investment income on assets set aside to meet future superannuation liabilities achieved a positive 21.06% rate of return in 2003-04, an improvement on the 2002-03 rate of negative 1.86%. As the actuarially applied long-term earning rate for superannuation liability is 7.5%, an actuarial gain for superannuation expense of $686 million was recorded by the State in 2003-04. In 2002-03, the State recorded an actuarial loss of $685 million which increased employee expenses.

Salaries, wages and associated costs were $10,481 million in 2003-04, an increase of $766 million (7.9%) over the 2002-03 figure of $9,715 million. This growth reflects higher wages as a combination of wage increases based on established enterprise bargaining agreements and additional staffing associated with service growth and enhancements in areas such as Health, Education and Police.

The decline in Other Expenses in 2003-04 reflects unrealised losses recorded in 2002-03 on the market value of debt portfolios which contributed an extra $625 million to other expenses in 2002-03. 2003-04 has seen an increase in interest rates resulting in net unrealised gains on the market value of the debt portfolio of $981 million which is reported as Other Revenue.

State Finances Report 2003-04 – Government of Queensland	5-03

Consolidated Financial Statements - Overview and Analysis

Assets

Assets controlled by the Government at 30 June 2004 totalled $124,004 million (2003, $110,466 million). The increase of $13,538 million in assets reflects:

•	increased holdings of financial investments, up $4,865 million. This increase primarily represents the reinvestment of earnings on the State’s assets set aside to meet future employee entitlements and standard employer contributions during 2003-04; and

•	upward revaluations of land, infrastructure and plant and equipment assets under State control. This includes land administered by the Department of Natural Resources ($1,594 million), land and buildings maintained by the Departments of Housing ($2,468 million) and Education ($1,391 million) and roads/bridges infrastructure by Department of Main Roads ($1,313 million).

The main types of assets are detailed in the following chart:

State Finances Report 2003-04 – Government of Queensland	5-04

Consolidated Financial Statements - Overview and Analysis

Liabilities

The total liabilities of the Queensland Government at 30 June 2004 were $46,281 million, an increase of $709 million over 2002-2003 ($45,572 million). The increase is largely due to Queensland Treasury Corporation holding a higher level of deposits from entities not consolidated (e.g. Local Government). These deposits have been invested in the financial assets above.

The components of State liabilities are illustrated in the following chart:

Maintenance of Credit Ratings

Queensland’s strong credit rating position is illustrated in the following table:

	Fitch Ratings	Moody’s Investors Services	Standard & Poor’s
Long-term local currency rating	AAA	Aaa	AAA
Short-term rating	F1+	P-1	A-1+
Long-term foreign currency rating	AA+	Aaa	AAA

These ratings are the highest available.

Because of these strong ratings, the Queensland Treasury Corporation continues to be in a position to borrow at advantageous interest rates.

Queensland’s debt ratio (total liabilities to total assets) at 30 June 2004 was 37.3 percent (2003, 41.3 percent).

The State’s gearing ratio (borrowings to net assets) was 31.6 percent at 30 June 2004 (2003, 38.1 percent).

State Finances Report 2003-04 – Government of Queensland	5-05

2003-04 Audited Information

Consolidated Financial Statements of the Queensland Government

year ended 30 June 2004

Statement of Financial Performance

for the year ended 30 June 2004

	Notes	2004	2003
		$M	$M
Revenues from Ordinary Activities
Commonwealth and other grants	3	11,426	10,574
Sales of goods and services	4	8,643	8,300
Taxes, fees and fines	5	7,119	5,936
Investment income	6	3,298	715
Royalties and other territorial income	7	723	769
Other	8	1,403	862

Total Revenues from Ordinary Activities		32,612	27,156

Expenses from Ordinary Activities
Employee expenses	9	11,709	12,050
Supplies and services		6,508	6,290
Depreciation and amortisation	10	2,714	2,646
Grants and other contributions		4,083	3,800
Borrowing costs expense	11	1,245	1,392
Share of loss of associates using the equity method	27	5	18
Other	12	1,694	2,250

Total Expenses from Ordinary Activities		27,958	28,446
Surplus/(Deficit) from Ordinary Activities before Income Tax Expense		4,654	(1,290)
Income Tax Revenue/(Expense) relating to Ordinary Activities	2	—	—

Net Surplus/(Deficit)		4,654	(1,290)

Asset revaluation reserve increments	25	8,126	8,616
Net amount of valuation adjustments recognised as a direct adjustment to equity in accordance with a standard	25	87	(526)
Changes in scope of consolidation	25	(28)	1
Other movements	25	(10)	—

Total revenues, expenses and valuation adjustments attributable to members of the parent entity and recognised directly in equity		8,175	8,091

Total changes in equity other than those resulting from transactions with owners as owners		12,829	6,801

This Consolidated Statement of Financial Performance should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the components of the net surplus/(deficit).

Audited Consolidate Financial Statements 2003-04 - Government of Queensland	5-06

Statement of Financial Position

as at 30 June 2004

	Notes	2004	2003
		$M	$M
Assets
Current Assets
Cash assets	13	235	300
Receivables	14	2,881	2,497
Other financial assets	15	7,424	6,444
Inventories	16	439	563
Other	19	433	465

Total Current Assets		11,412	10,269

Non-Current Assets
Receivables	14	4,021	4,272
Investments accounted for using the equity method	27	96	84
Other financial assets	15	19,650	15,841
Inventories	16	251	155
Property, plant and equipment	17	86,627	77,890
Intangibles	18	720	670
Other	19	1,227	1,285

Total Non-Current Assets		112,592	100,197

Total Assets		124,004	110,466

Liabilities
Current Liabilities
Payables	21	2,948	2,454
Interest-bearing liabilities	22	7,391	4,998
Provisions	23	2,150	2,399
Other	24	401	400

Total Current Liabilities		12,890	10,251

Non-Current Liabilities
Payables	21	315	246
Interest-bearing liabilities	22	17,196	19,726
Provisions	23	15,659	15,159
Other	24	221	190

Total Non-Current Liabilities		33,391	35,321

Total Liabilities		46,281	45,572

Net Assets		77,723	64,894

Equity
Accumulated surplus	25	45,459	40,844
Reserves	25	32,264	24,050

Total Equity		77,723	64,894

This Consolidated Statement of Financial Position should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to components of net assets.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-07

Statement of Cash Flows

for the year ended 30 June 2004

	Notes	2004	2003
		$M	$M
Cash Flows from Operating Activities
Receipts
Grants and subsidies received		11,428	10,556
Sales of goods and services		8,786	8,238
Taxes, fees and fines		7,048	5,897
Interest received		2,799	(68)
Royalties and other territorial receipts		699	795
Dividends received		40	16
GST input tax credits received		1,174	1,127
Other		364	297
Payments
Employee expenses		(11,548)	(10,297)
Supplies and services		(7,378)	(7,160)
Grants and subsidies paid		(4,088)	(3,781)
Borrowing costs paid		(941)	(990)
GST remitted to the ATO		(890)	(853)
Other		(391)	(326)

Net Cash from Operating Activities	26(a)	7,102	3,451

Cash Flows from Investing Activities
Receipts
Proceeds from sale of property, plant and equipment		740	778
Proceeds from sale of investments		1,441	805
Payments
Acquisition of property, plant and equipment		(4,219)	(4,308)
Acquisition of investments		(3,846)	(729)

Net Cash from Investing Activities		(5,884)	(3,454)

Cash Flows from Financing Activities
Receipts
Proceeds from borrowings		865	2,035
Other		2	2
Payments
Repayment of borrowings		(2,022)	(1,254)

Net Cash from Financing Activities		(1,155)	783

Net Cash Flows from Public Financial Corporations (PFC)	26(b)	10	2

Net Increase/(Decrease) in Cash		73	782
Net Increase/(Decrease) in non-eliminated Cash Balances with PFC		(138)	(590)
Cash at the Beginning of the Financial Year		300	108

Cash Held at End of Year		235	300

This Consolidated Statement of Cash Flows should be read in conjunction with the accompanying notes.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-08

Notes to the Financial Statements

1.	Significant Accounting Policies

The following summary presents the significant accounting policies that have been adopted in preparing and presenting the consolidated financial statements of the Government of Queensland.

(a)	Accounting Standards

These general purpose consolidated financial statements have been prepared in accordance with relevant Australian Accounting Standards, principally Australian Accounting Standard AAS 31 Financial Reporting by Governments and other authoritative pronouncements.

(b)	The Government Reporting Entity

In accordance with Australian Accounting Standard AAS 24 Consolidated Financial Reports, these consolidated financial statements include the values of all material assets, liabilities, equities, revenues and expenses controlled by the Government of Queensland.

Only those agencies considered material by virtue of the size of their financial transactions and/or resources managed are consolidated for the purposes of this report.

Where control of an entity is obtained during the financial year, its results are included in the Consolidated Statement of Financial Performance from the date control commences. Where control of an entity ceases during a financial year, its results are included for that part of the year during which control existed.

The Queensland Government economic entity includes all State Government departments, Public Non-financial Corporations, Public Financial Corporations and their controlled entities. Refer Note 39 for a full list of entities included in each sector.

In the process of reporting the Government of Queensland as a single economic entity, all material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-09

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(c)	Sectors

Assets, liabilities, revenues and expenses that are attributable reliably to each sector of the Government of Queensland economic entity are disclosed in Note 2. For disclosure purposes, transactions and balances between sectors have not been eliminated, but those between entities within each sector have been eliminated. The financial impact of inter-sector transactions and balances is disclosed in Note 2, under the heading of Consolidation Adjustments.

A brief description of each broad sector of the Government’s activities, determined in accordance with the Government Financial Statistics Standards, Australian Bureau of Statistics, follows:

General Government Sector

The primary function of General Government sector agencies is to provide public services that:

•	are non-trading in nature and that are for the collective benefit of the community;

•	are largely financed by way of taxes, fees and other compulsory charges; and

•	involve the transfer or redistribution of income.

Public Non-financial Corporations Sector

The primary function of enterprises in the Public Non-financial Corporations sector is to provide goods and services that:

•	are trading, non-regulatory or non-financial in nature; and

•	are financed by way of sales of goods and services to consumers.

Public Financial Corporations Sector

The Public Financial Corporations sector comprises publicly owned institutions which provide financial services usually on a commercial basis.

Functions they perform may include:

•	central bank functions;

•	accepting on-call, term or savings deposits;

•	investment fund management;

•	having the authority to incur liabilities and acquire financial assets in the market on their own account; or

•	providing insurance services.

A listing of the entities comprising each sector is provided in Note 39.

(d)	Reporting Period

The reporting period of the consolidated entity is the year ended 30 June 2004.

(e)	Basis of Accounting

These consolidated financial statements have been prepared in accordance with the Financial Administration and Audit Act 1977, applicable Australian Accounting Standards and Concepts, Urgent Issues Group Consensus Views and other authoritative pronouncements.

The statements have been prepared on an accrual basis that recognises the financial effects of transactions and events when they occur.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-10

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(f)	Basis of Measurement

The consolidated financial statements adopt the following valuation methodologies:

•	superannuation, WorkCover, motor vehicle accident liabilities, Queensland Government Insurance Scheme and the Queensland Government Long Service Leave Central Scheme are based on actuarial valuations;

•	investments held by Public Financial Corporations are recorded at market value;

•	borrowings are recorded at market value;

•	land, buildings, infrastructure, heritage and cultural assets are valued at fair value in accordance with AASB 1041 Revaluation of Non-Current Assets, other classes of assets are valued at cost or recoverable value as appropriate; and

•	some inventories are valued at recoverable value.

Historical cost accounting principles are otherwise employed.

Unless otherwise stated, the accounting policies adopted for the reporting period are consistent with those of the previous reporting period.

(g)	Rounding

All amounts in the consolidated financial statements have been rounded to the nearest $1 million, unless otherwise indicated. Accordingly, numbers may not add due to rounding.

(h)	Comparative Information

Where applicable, comparatives have been restated to agree with changes in presentation in the financial statement for the current reporting period.

(i)	Revenue Recognition

Commonwealth and other grants are normally recognised as revenue when the recipient entity obtains control over the grant, usually upon receipt. Where the grant is of a reciprocal nature, revenue is recognised as and when the obligation is fulfilled. When revenue, including grants, has been received in advance for services or work still to be completed at balance date, this revenue is considered to be unearned and is reported in other liabilities. Refer Note 24.

Assets received at below fair value, including those received free of charge and that can be measured reliably are recognised at their fair value as revenue when control over the assets is obtained, normally either on receipt of the assets or on notification that the assets have been secured.

Contributions of services are recognised only if the services would have been purchased if they had not been donated and their fair value can be reliably measured. Where this is the case, an equal amount is recognised as a revenue and an expense.

Non-repayable developer or customer contributions are recognised as revenue and as assets in accordance with Urgent Issues Group Abstract 17 Developer and Customer Contributions in Price Regulated Industries.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-11

Notes to the Financial Statements

1.	Significant Accounting Policies continued

To the extent practicable, revenues from the sales of goods and services (including gas and electricity), fines and regulatory fees are recognised when the transaction or event, giving rise to the revenue, occurs.

State taxation is recognised as revenue upon the earlier of receipt by the responsible agency of a taxpayer’s self-assessment or, at the time the taxpayer’s obligation to pay arises pursuant to the issue of an assessment. The main types of taxation and fee revenue raised by the State Government are:

•	payroll tax;

•	transfer and other duties;

•	land tax;

•	debits tax; and

•	various gaming and lottery taxes.

Investment income includes interest, dividends and other income earned during the financial year. Interest is recognised on an accrual basis and dividends when declared. Net realised gains from the sale of investments and unrealised gains from the revaluation of certain investments also form part of investment income.

Net increments in the market values of self-generating and regenerating assets (SGARAs) are recognised as revenues.

(j)	Borrowing Costs

Borrowing costs are recognised as expenses in the period in which they are incurred.

(k)	Onerous Contracts

General Provisions

A provision for onerous contracts is recognised when the expected benefits to be derived from a contract are less than the unavoidable costs of meeting the obligations under that contract, and only after any impairments to assets dedicated to that contract have been recognised.

The provision is recognised based on the excess of the estimated cash flows to meet the unavoidable costs under the contract over the estimated cash flows to be received in relation to the contract, having regard to the risks of the activities relating to the contract. The net estimated cash flows are discounted using market yields at balance date on national government guaranteed bonds with terms to maturity and currency that match, as closely as possible, the expected future payments, where the effect of discounting is material.

Power Purchase Agreement Provisions

A provision for onerous contracts has been realised in relation to a number of long-term power purchase agreements (PPAs) when the unavoidable costs of meeting the ongoing obligations under these agreements exceed the expected benefits to be received. Some of these PPAs have remaining terms which extend past the next ten years. Current conditions within the electricity market mean a number of the long-term power purchase agreements are considered to be onerous contracts.

The provision for onerous contracts reflects the least net cost of exiting these onerous PPAs which is the lower of the cost of fulfilling the agreements or the compensation payable as defined in these agreements for early termination.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-12

Notes to the Financial Statements

1.	Significant Accounting Policies continued

Expected losses incurred on fulfilling the onerous PPAs are calculated as the net present value of the difference between the contracted purchase price for electricity and the estimated revenue to be derived from these agreements and anticipated hedge contracts. The extent of the future losses from the power purchase agreements will depend on future wholesale pool prices as well as the need for the State to meet its network support obligations. The future level of Queensland wholesale pool prices remains significantly uncertain. The critical determinants of future pool prices will be the bidding behaviour of participants in the National Electricity Market, load growth, network reliability and the introduction of new generation capacity.

The discount rate used of 9.4% (2003, 9.4%) reflects the current market assessments of the time value of money and the risks specific to these obligations.

Australian Magnesium Operations Pty Ltd

In October 2001, the State entered into a State Mezzanine Loan Agreement with Australian Magnesium Operations Pty Ltd (AMO) and Australian Magnesium Corporations Limited (AMC). The loan is for an advance up to $100 million to support payments to holders of Distribution Entitled Security (DES) who took up investments in AMC’s Stanwell Magnesium Project.

On 24 March 2004, Government stakeholders agreed to release their rights as secured creditors of AMC and withdraw from the Stanwell Magnesium Project. The deed of transfer was dated 6 July 2004.

A provision for onerous contracts exists in relation to the final payment to support payments to DES holders in November 2004.

(l)	Receivables

Trade debtors are recognised at the nominal amount due, less any provision for doubtful debts.

Settlement by finance lease debtors is within the terms of the lease, ranging from 2 to 99 years. Title is passed to the purchaser on full repayment. Refer Note 14.

(m)	Investments

For the purposes of this report, investments held to fund the State’s liability for employee superannuation benefits and those held by Public Financial Corporations are recorded at market value. Other investments are recognised at cost.

(n)	Inventories

Inventories are carried at the lower of cost, net realisable or net market value. For most agencies, cost is determined on either a first-in-first-out or average cost basis and includes expenditure incurred in acquiring the inventories and bringing them to their existing condition and location.

Net realisable value is the amount that could be expected to be received from the disposal of an asset in an orderly market, after deducting costs expected to be incurred in realising the proceeds of such a disposal.

Net market value is the amount that could be expected to be received in an active and liquid market, after deducting the costs expected to be incurred in realising the proceeds of the disposal.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-13

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(o)	Property, Plant and Equipment

Acquisition

Items of property, plant and equipment with a cost or other value greater than the asset recognition threshold of the agency are initially recorded at cost. Entity recognition thresholds for 2003-04 do not exceed $10,000 (unchanged from the previous year). Items with a cost or other value below each entity’s recognition threshold are expensed in the year of acquisition.

Assets acquired at no cost, or for nominal consideration, that can be measured reliably are recognised initially as assets and revenues at their fair value at the date of acquisition.

Recording and Valuation

Land, buildings, infrastructure, heritage and cultural assets are valued in accordance with AASB 1041 Revaluation of Non-Current Assets and Queensland Treasury’s Non-Current Asset Accounting Guidelines for the Queensland Public Sector. Reference should be made to individual agency reports for valuation methodologies and names and qualifications of relevant valuers, where appropriate.

All other non-current assets, principally plant and equipment and intangibles, are measured at cost.

Non-current physical assets measured at fair value are comprehensively revalued once every 5 years or as appropriate, with interim valuations using relevant indices being otherwise performed on an annual basis. Only those assets, the total values of which are material, compared to the value of the class of assets to which they belong, are comprehensively revalued.

In relation to the Queensland electricity and gas supply industry, power generation as well as electricity and gas transmission supply systems are valued at depreciated optimised replacement value or cost. This approach provides values based on the optimum set of replacement assets necessary to achieve the same service potential with no inappropriate surplus capacity.

Self-generating and regenerating assets (SGARAs) are recognised at net market value, which is the amount that could be expected to be received from the disposal of the asset in an active and liquid market, after deducting costs expected to be incurred in realising the proceeds of such a disposal. Where no active and liquid market is available, the net present value methodology has been adopted under the provisions of AAS 35 Self Generating and Regenerating Assets.

Non-reciprocal transfers of assets and liabilities between wholly-owned Queensland public sector entities, are accounted for as adjustments to contributed equity in accordance with UIG Abstract 38 Contributions by Owners Made to Wholly-owned Public Sector Entities.

Assets not Recognised

The following assets are not recognised in the Consolidated Statement of Financial Position:

Quarry Resources

The value of quarry resources held by the Department of Natural Resources, Mines and Energy and by the Department of Primary Industries and Fisheries is not included in the financial statements as it is not practical to determine reliably the quantum of the resources available for extraction. Revenue from the sale of quarry materials is recognised as extractions are made.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-14

Notes to the Financial Statements

1.	Significant Accounting Policies continued

Native Forests

Under the provisions of the Forestry Act 1959, the Department of Primary Industries and Fisheries has a right to harvest forest products from certain forest areas through its Forestry Business Group. The current cash flows associated with these native forests are considered immaterial at this point and therefore, the value of the access rights has not been recognised in the Consolidated Statement of Financial Position. Seed orchards and nursery seedlings are not recognised on the grounds of materiality.

The value of plantation growing timber, managed by the Department of Primary Industries and Fisheries, Forestry Business Group, is recognised in the Consolidated Statement of Financial Position. Refer Note 19.

Land under Roads

Land under roads controlled by the departments of Main Roads and Natural Resources, Mines and Energy, is expensed as road construction occurs. The state does not value the area of land under gazetted roads.

Department of Natural Resources, Mines and Energy (DNR)

Under the Transport Infrastructure Act 1994, railway corridor land was rendered State land under the control of DNR, which for reporting purposes recorded the land at nil value. This land is on-leased to QR via Queensland Transport at no cost.

User Funded Assets

Certain wharf facilities, bulk sugar terminals, bulk molasses terminals, bulk grain terminals and grain loading facilities have been constructed on land controlled by Queensland port corporations. As the users of the assets have either fully or partially funded these facilities, they are not included in the Consolidated Statement of Financial Position, as they are either not considered to be controlled by the corporations, or no income will flow from the facilities.

Heritage Assets

Certain heritage assets, including artefacts, memorabilia and other historical objects held by agencies, have not been valued or included in the Consolidated Statement of Financial Position because of the unique nature of the items and the difficulty in determining a reliable value.

Library Collections

A number of entities expense the purchase of library acquisitions as they are incurred. Effective 1 July 2003 the Library Board of Queensland has changed their accounting policy to expense library collections that were previously capitalised. This has resulted in a write off of net assets of $18 million and a reduction in depreciation expense for 2003-04 of $2 million.

Intangibles

A number of public sector agencies have been unable to determine a reliable value for intangible items including internally developed software, intellectual property and trade names. Consequently, the value of these assets is excluded from these financial statements.

Water Licenses

The Mount Isa Water Board holds an interim resource allocation license. However, the Board has not been able to reliably measure the value of this asset and therefore, it has not been brought to account.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-15

Notes to the Financial Statements

1.	Significant Accounting Policies continued

Depreciation and Amortisation

Land is not depreciated.

Other assets are normally depreciated or amortised on a straight-line basis from their date of acquisition (or in respect of internally constructed assets, from the time the asset is completed and held ready for use), and based on their estimated useful lives to the agency.

Where assets have separately identifiable components that are subject to regular replacement, these components are assigned useful lives distinct from the asset to which they relate and are depreciated accordingly.

In 2003-04, the Department of Housing revised its methodology for determining remaining useful lives of rental dwellings and other buildings. In prior years, the depreciation charge for buildings had been based on an estimated total useful life of 50 years. The new methodology, applied from the beginning of the financial year, involves the annual determination of remaining useful life estimates for building on the basis of comprehensive data maintained regarding the current condition of individual buildings. This has resulted in a reduction in depreciation charge for the year of $67 million.

Leasehold improvements are amortised over the estimated useful lives of the improvements or the unexpired period of the lease, whichever is shorter.

The following provides an indication of the estimated useful lives to agencies of the different asset classes:

Useful Life
Asset Class
Buildings	5 - 100 years
Plant and equipment	2 - 50 years
Infrastructure assets	Up to 200 years
Computer equipment	2 - 5 years
Heritage and cultural assets	7 - 80 years

Intangibles
Computer software	3 - 5 years
Other intangibles (including goodwill, intellectual property, licences)	2 - 20 years

(p)	Leases

Agency rights and obligations under finance leases, which are leases that effectively transfer most of the risks and benefits relating to ownership of the leased items to the lessee are recognised initially as assets and liabilities equal to the present value of the minimum lease payments. The assets are disclosed as leased plant and equipment and are amortised over the period during which the agency is expected to benefit from the use of the asset. Minimum lease payments are allocated between interest and reduction of the lease liability, according to the interest rate implicit in the lease.

For operating leases, where the lessor retains substantially all of the risks and benefits relating to ownership of the leased items, lease payments are expensed over the term of the lease.

Further disclosure on lease commitments is contained in Note 31.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-16

Notes to the Financial Statements

1.	Significant Accounting Policies continued

(q)	Employee Benefits

Wages, Salaries, Annual Leave and Sick Leave

Liabilities for wages, salaries and annual leave are accrued at year-end. For most agencies, sick leave is non-vesting and is expensed as incurred. Liabilities have been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs.

Long Service Leave

A levy of 1.5% of salary and wages costs is paid by participating agencies (predominantly Government departments) into the Long Service Leave Central Scheme introduced in 1999-2000. Amounts paid to employees for long service leave are then claimed from the scheme as a reimbursement.

In 2003-04 the State Actuary undertook a full actuarial valuation of the Long Service Leave Central Scheme as at 30 June 2003. This valuation has been updated for the experience of the scheme as at 30 June 2004.

The method used incorporates consideration of expected future wage and salary levels, experience of employee departure and periods of service. The assumed rate of salary inflation and discount rate are based on Commonwealth Government bond yields at the reporting date and the expected long term gap between salary inflation and investment return.

Entities that do not participate in the Long Service Leave Central Scheme (predominantly Public Non-financial Corporations) determine their liability for long service leave based on the present value of estimated future cash outflows to be made.

Superannuation

A superannuation liability is recognised in the Consolidated Statement of Financial Position in respect of the various employees’ accrued superannuation benefits and represents the difference between the net market value of plan assets and the estimated accrued superannuation benefits at year-end. The liability is assessed annually by the State Actuary and a full actuarial review is undertaken every three years. Refer Notes 23 and 37.

Employees in the electricity industry contribute to a fund independent of the State Government. The superannuation fund is fully funded and no superannuation assets and liabilities are recognised in the consolidated accounts in respect of this fund. A full actuarial review of this scheme was undertaken in 2002-03. Refer Note 37.

(r)	Financial Instruments

Investments

Investments include marketable securities, money market deposits, floating rate notes, fixed interest deposits and letters of credit.

Investments held to fund the State’s liability for employee entitlements and General Government insurance liabilities and those held by Public Financial Corporations are recorded at market value. Other investments are recognised at cost.

This reflects the reporting treatment by these financial institutions. Unrealised gains or losses arising from this valuation policy are brought to account in the Consolidated Statement of Financial Performance.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-17

Notes to the Financial Statements

1.	Significant Accounting Policies continued

Borrowings

Generally, borrowings are recorded at market value. These borrowings include:

•	public, domestic and overseas borrowings termed ‘Government Securities’ principally raised by the Queensland Treasury Corporation; and

•	direct borrowings by individual Government entities.

State debt to the Commonwealth represents loans made by the Commonwealth under Loan Council agreements.

Derivatives

Derivatives used to hedge financial assets or financial liabilities are recorded at market value, where they can be reliably measured. Gains or losses on derivatives are accounted for on the same basis as the underlying physical exposures. Accordingly, realised and unrealised gains and losses on derivatives are included in the Consolidated Statement of Financial Performance as are gains and losses arising from the related physical exposures. The market values of all derivatives measured are recorded as financial assets or financial liabilities in the Consolidated Statement of Financial Position.

(s)	Foreign Currency

Foreign currency transactions are translated initially into Australian dollars at the rate of exchange applying at the date of the transaction. Amounts payable and receivable in foreign currencies at balance date are translated to Australian currency at rates of exchange current at 30 June 2004.

Exchange differences relating to amounts payable and receivable in foreign currencies are brought to account as exchange gains or losses in the Consolidated Statement of Financial Performance in the financial year in which the exchange rates change.

In relation to borrowings covered by swaps denominated in foreign currencies, both the loan and the underlying swap are valued at the relevant swap yield existing at year-end. Where transactions involve forward foreign exchange, the amount payable or receivable under the forward exchange contract is adjusted to reflect forward rates of exchange applicable at year-end. Exchange gains or losses are brought to account in the Consolidated Statement of Financial Performance.

(t)	Related Party Transactions

A number of related party transactions which are at arm’s length and under normal commercial terms, have been disclosed in the financial statements of some of the agencies included in these consolidated financial statements. These transactions mainly relate to Government-owned corporations. Reference should be made to individual agency reports for further particulars of these transactions.

(u)	Cash

‘Cash’ includes cash on hand and at bank and deposits at call which are readily convertible to cash on hand and are subject to an insignificant risk of changes in value, net of outstanding bank overdrafts.

(v)	Taxation

The Government is exempt from Commonwealth taxation except for Fringe Benefits Tax and Goods and Services Tax (GST).

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-18

Notes to the Financial Statements

1.	Significant Accounting Policies continued

Revenues, expenses and assets are recognised net of GST, except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO). In these circumstances the GST is recognised as part of the acquisition cost of the asset or as part of the item of expense.

Receivables and payables are stated with the amount of GST included. The amounts of GST receivable from, or payable to, the ATO are included as a current asset or liability in the Consolidated Statement of Financial Position.

Cash flows are included in the Consolidated Statement of Cash Flows on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

(w)	Public Private Partnerships (PPPs)

There is currently no Australian Accounting Standard specifically addressing accounting for private sector financed infrastructure assets. The following policies have been adopted pending the development of an accounting standard.

Agreements Equally Proportionately Unperformed arising from PPPs are not recognised as assets or liabilities because there is significant uncertainty as to whether the definitions and recognition criteria in Statement of Accounting Concepts SAC 4 Definition and Recognition of Elements of Financial Statements would be satisfied. Instead, the payments under these agreements are expensed systematically over the term of the agreements. Further, the commitments for future payments under these agreements are disclosed as commitments in the notes to the consolidated financial statements.

(x)	Adoption of International Financial Reporting Standards

The Financial Reporting Council has determined that all entities preparing general purpose financial statements will apply the Australian Equivalents to International Financial Reporting Standards (IFRS) for reporting periods beginning on or after 1 January 2005.

Queensland Treasury has established a project team to ensure the smooth convergence of Australian Accounting Standards with IFRS for Queensland Government agencies. This is being achieved through identifying impacts on whole-of-Government policy and financial results, supporting stakeholders during transition (through the provision of training and facilitation of workshops and avenues for discussion) and monitoring agency preparedness to implement successfully on time.

The proposed harmonisation of Generally Accepted Accounting Principles (GAAP) and Government Finance Statistics (GFS) may result in additional changes to reporting requirements that will further impact on the future presentation of financial information.

To date, the following have been identified as key areas of difference in accounting policies which will arise from the adoption of Australian equivalents to IFRS:

Inventories

The valuation of inventories held for distribution will change from the lower of cost and net realisable value as stated in Note 1(f) to the lower of cost and current replacement cost under AASB 102 Inventories. This may lead to an increase in the valuation shown for inventories.

Fair Value of Non-current Assets

“For profit” entities (mainly non General Government entities) will have to revalue non-current assets on an individual asset basis, not a class of assets basis. This may result in changes to the overall value of assets.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-19

Notes to the Financial Statements

1.	Significant Accounting Policies continued

Impairment of Assets

An annual impairment test will be required on all non-current physical and intangible assets using discounted cash flows. This may result in a write-down of the value of plant and equipment and intangible assets.

Investment Properties

Investment properties must be valued at either fair value or depreciated cost. Under the fair value model changes in fair value are recognised in the profit or loss. This differs from the current treatment which allows offset against asset revaluation reserves if available. In addition, buildings and or land subject to a finance lease will be considered to be investment properties.

Employee Benefits

(i) Superannuation

AASB119 Employee Benefits requires the immediate recognition of changes in employee defined benefit liabilities in the profit and loss, including actuarial gains and losses. Defined benefit surpluses or deficits are recorded in the Statement of Financial Performance.

Defined benefit schemes operated by the Electricity Supply Industry (previously disclosed as a note to the accounts) will under IFRS be subject to an annual assessment by an actuary, with resulting gains and losses brought to account in the Statement of Financial Performance.

The State Public Sector Superannuation Fund (see Note 37) is currently assessed annually by the State Actuary, so no impact is expected from the new IFRS requirements.

AASB119 also requires the discounting of benefit obligations through the “Projected Unit Credit” method using yield rates on government bonds at reporting date. In determining benefit obligations for the State Public Sector, the Actuary applies the “Entry Age Normal” funding method using a long term investment return rate to discount benefit obligations.

As the long term investment rate of 7.5% is higher than the market yield on government bond rates at 30 June 2004, it is anticipated the State’s superannuation liabilities will increase resulting in a reduction in net worth. The effect of a change in the discounting method on benefit obligations has not yet been quantified.

In addition, the change in discounting method from the “Entry Age Normal” funding method currently utilised by the State Actuary to the “Projected Unit Credit” prescribed by AASB119, will result in a change in benefit obligations. This effect of this change has not been quantified at this stage.

(ii) Long Service Leave

Application of AASB119 to the State’s long service leave provisions will result in a change in the discounting method from the “Entry Age Normal” funding model to the “Projected Unit Credit” method with market yields at reporting date on government bonds. The effect of this change has not been quantified at this stage.

Provisions

Restoration and rehabilitation provisions must be included in the cost of the associated asset, rather than separately recorded.

Financial Instruments

All financial assets and liabilities, including derivatives, will be recognised on the Statement of Financial Position at inception. Gains or losses from these instruments will be recognised on the Statement of Financial Performance, unless the stringent hedging tests can be met. Gains or losses on hedges are reflected on the Statement of Financial Performance.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-20

Notes to the Financial Statements

1.	Significant Accounting Policies continued

Intangible Assets

Internally generated brands are specifically excluded from being recognised on the Statement of Financial Position. This will result in Golden Casket having to make an adjustment of approximately $2 million against opening retained earnings.

General Insurance Contracts

Outstanding claims liabilities of insurance providers will be required to be valued at a level of sufficiency at least 75% and discounted using a risk-free rate similar to that required by prudential standards.

The dollar values of most of the above changes cannot be reliably estimated at the date of this report.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-21

Notes to the Financial Statements

2.	Disaggregated Information

Revenues and Expenses for the Year Ended 30 June 2004

	General Government #		Public Non-financial Corporations #		Public Financial Corporations #		Consolidation Adjustments		Consolidated
	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Revenues
Commonwealth and other grants	11,564	10,726	1,055	1,006	—	—	(1,193)	(1,158)	11,426	10,574
Sales of goods and services	1,486	1,425	6,624	6,323	816	750	(283)	(198)	8,643	8,300
Taxes, fees and fines	7,373	6,188	—	—	—	—	(254)	(252)	7,119	5,936
Investment income	3,945	1,053	104	86	937	2,315	(1,688)	(2,739)	3,298	715
Royalties and territorial revenue	674	724	48	45	—	—	1	—	723	769
Other	174	336	307	506	943	2	(21)	18	1,403	862

Total Revenues	25,216	20,452	8,138	7,966	2,696	3,067	(3,438)	(4,329)	32,612	27,156

Expenses
Employee expenses	10,181	10,671	1,594	1,467	114	106	(180)	(194)	11,709	12,050
Supplies and services	3,658	3,499	2,939	2,818	78	51	(167)	(78)	6,508	6,290
Depreciation and amortisation	1,461	1,461	1,235	1,175	18	10	—	—	2,714	2,646
Grants and other contributions	5,075	4,801	199	135	2	22	(1,193)	(1,158)	4,083	3,800
Borrowing costs expense	69	342	371	1,270	1,347	1,409	(542)	(1,629)	1,245	1,392
Share of loss of equity accounted investments	1	8	4	10	—	—	—	—	5	18
Other	770	666	316	342	819	1,454	(211)	(212)	1,694	2,250

Total Expenses	21,215	21,448	6,658	7,217	2,378	3,052	(2,293)	(3,271)	27,958	28,446

Operating Surplus/(Deficit) before
Income Tax Expense	4,001	(996)	1,480	749	318	15	(1,145)	(1,058)	4,654	(1,290)

Income tax credit/(expense)	—	—	(362)	(240)	(93)	8	455	232	—	—

Net Surplus/(Deficit)	4,001	(996)	1,118	509	225	23	(690)	(826)	4,654	(1,290)

#	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-22

Notes to the Financial Statements

2.	Disaggregated Information continued

Assets and Liabilities as at 30 June 2004

	General Government #		Public Non-financial Corporations #		Public Financial Corporations #		Consolidation Adjustments		Consolidated
	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Assets
Current Assets
Cash assets	1,729	1,613	1,025	1,078	26	16	(2,545)	(2,407)	235	300
Receivables	2,539	2,244	1,157	1,085	66	69	(881)	(901)	2,881	2,497
Other financial assets	1,243	1,142	17	17	6,193	5,314	(29)	(29)	7,424	6,444
Inventories	134	165	305	398	—	—	—	—	439	563
Current tax assets	72	49	—	1	—	—	(72)	(50)	—	—
Other	280	368	157	99	11	2	(15)	(4)	433	465

Total Current Assets	5,997	5,581	2,661	2,678	6,296	5,401	(3,542)	(3,391)	11,412	10,269

Non-Current Assets
Receivables	427	508	475	497	17,741	19,671	(14,622)	(16,404)	4,021	4,272
Investments accounted for using the equity method	34	29	60	54	2	1	—	—	96	84
Other financial assets	28,632	24,415	510	364	5,107	3,809	(14,599)	(12,747)	19,650	15,841
Inventories	169	151	82	4	—	—	—	—	251	155
Property, plant and equipment	61,158	53,134	25,434	24,733	68	57	(33)	(34)	86,627	77,890
Deferred tax assets	2,099	1,834	505	496	36	109	(2,640)	(2,439)	—	—
Intangibles	512	456	183	189	25	24	—	1	720	670
Other	9	11	1,219	1,274	—	—	(1)	—	1,227	1,285

Total Non-Current Assets	93,040	80,538	28,468	27,611	22,979	23,671	(31,895)	(31,623)	112,592	100,197

Total Assets	99,037	86,119	31,129	30,289	29,275	29,072	(35,437)	(35,014)	124,004	110,466

#	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-23

Notes to the Financial Statements

2.	Disaggregated Information continued

Assets and Liabilities continued

	General Government #		Public Non-financial Corporations #		Public Financial Corporations #		Consolidation Adjustments		Consolidated
	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Liabilities
Current Liabilities
Payables	1,910	1,540	1,025	866	193	206	(180)	(158)	2,948	2,454
Interest bearing liabilities	238	267	236	425	9,917	7,386	(3,000)	(3,080)	7,391	4,998
Current tax liabilities	—	1	63	27	6	17	(69)	(45)	—	—
Provisions	1,287	1,647	1,002	998	574	502	(713)	(748)	2,150	2,399
Other	301	305	105	99	—	—	(5)	(4)	401	400

Total Current Liabilities	3,736	3,760	2,431	2,415	10,690	8,111	(3,967)	(4,035)	12,890	10,251

Non-Current Liabilities
Payables	262	223	54	23	—	—	(1)	—	315	246
Interest bearing liabilities	2,971	3,423	11,914	13,033	16,509	19,030	(14,198)	(15,760)	17,196	19,726
Deferred tax liabilities	540	603	2,089	1,826	10	8	(2,639)	(2,437)	—	—
Provisions	13,692	13,101	800	818	1,167	1,239	—	1	15,659	15,159
Other	113	115	108	78	—	—	—	(3)	221	190

Total Non-Current Liabilities	17,578	17,465	14,965	15,778	17,686	20,277	(16,838)	(18,199)	33,391	35,321

Total Liabilities	21,314	21,225	17,396	18,193	28,376	28,388	(20,805)	(22,234)	46,281	45,572

Net Assets	77,723	64,894	13,733	12,096	899	684	(14,632)	(12,780)	77,723	64,894

#	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-24

Notes to the Financial Statements

	2004	2003
	$M	$M
3. Commonwealth and Other Grants

Commonwealth
General purpose payments
GST revenue grants	6,515	5,890
Budget balancing assistance	—	38
National competition policy payments	88	139
Specific purpose payments
Health	1,765	1,711
Education	1,297	1,146
Other agencies	1,297	1,258

	10,962	10,182
Other	464	392

	11,426	10,574

4. Sales of Goods and Services

Goods	3,795	3,547
Services	4,543	4,459
Rental	305	294

	8,643	8,300

Cost of sales in relation to goods is $900 million (2003, $920 million).

5. Taxes, Fees and Fines

Taxes
Stamp duty
Transfer duty	1,863	1,382
Vehicle registration	271	234
Insurance	315	286
Mortgages	251	183
Other duties	132	97

	2,832	2,182
Payroll tax	1,409	1,262
Land tax	303	271
Debits tax	191	191
Various gaming taxes and other levies	914	738
Fees
Vehicle registration	702	646
Transport and other licences and permits	588	502
Fines	180	144

	7,119	5,936

6. Investment Income

Interest	3,289	706
Dividends	1	2
Other	8	7

	3,298	715

Note interest income on assets set aside to meet employee entitlement liabilities totalled $2,450 million (2003, $240 million loss).

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-25

Notes to the Financial Statements

	2004	2003
	$M	$M
7. Royalties and Other Territorial Revenue

Royalties	633	687
Other territorial revenue	90	82

	723	769

8. Other Operating Revenue

Net gain on disposal of non-current assets	17	—
Assets assumed	13	9
Increment on revaluation of:
Self generating and regenerating assets	3	340
Property, plant and equipment	79	71
Market value increment on financial assets and liabilities	981	—
Other	310	442

	1,403	862

9. Employee Expenses

Salaries, wages and associated costs	10,481	9,715
Superannuation	1,228	2,335

	11,709	12,050

Note the superannuation expense includes a decrease in the liability following a review by the State Actuary of $686 million (2003, $685 million increase).

10. Depreciation and Amortisation

Depreciation and amortisation expenses for the financial year were charged in respect of:
Buildings	505	513
Plant and equipment	591	654
Infrastructure	1,357	1,233
Heritage and cultural assets	1	1
Leased plant and equipment	140	146
Software development	100	80
Other intangible assets	20	19

	2,714	2,646

11. Borrowing Costs Expense

Interest	1,236	1,373
Other	9	19

	1,245	1,392

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-26

Notes to the Financial Statements

	2004	2003
	$M	$M
12. Other Operating Expense

WorkCover Queensland and other claims	647	600
Decommissioned infrastructure assets	147	109
Operating lease rentals	62	58
Assets transferred to non-State entities	114	—
Bad and doubtful debts	50	61
Land under roads	11	12
Net loss on sale:
Investments	202	228
Non-current assets	1	14
Market value decrement on financial assets and liabilities	—	625
Other	460	543

	1,694	2,250

Audit fees of $10.9 million (2003 $10.2 million) charged by the Queensland Audit Office to entities included in these financial statements have been eliminated on consolidation.

13. Cash Assets

Cash	1,704	1,611
Deposits at call	76	126
Treasury Investment Suspense Account	(1,545)	(1,437)

	235	300

Agencies forming part of the Public Accounts report all monies on hand as cash. This does not include the Queensland Treasury Corporation (QTC) money market deposits of $1,377 million (2003, $1,099 million). Refer Note 15. All material cash balances held by those agencies are managed and invested by Queensland Treasury daily to maximise returns in accordance with agreed risk profiles on a whole-of-Government basis.

14. Receivables

Current
Trade receivables	1,271	1,187
Interest receivables	64	49
Investment receivables	585	582
Loans and advances	180	113
GST input tax credits receivables	211	161
Finance leases	10	10
Other	880	658

	3,201	2,760
Less: Provision for doubtful debts	320	263

	2,881	2,497

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-27

Notes to the Financial Statements

	2004	2003
	$M	$M
14. Receivables continued

Non-Current
Trade receivables	100	62
Loans and advances	564	640
Onlendings	3,144	3,350
Finance leases	215	222
Other	20	18

	4,043	4,292
Less: Provision for doubtful debts	22	20

	4,021	4,272

Finance Lease Receivables due:
Not later than 1 year	16	16
Later than 1 year but not later than 5 years	57	56
Later than 5 years	338	352
Less: Future finance revenue	(186)	(192)

	225	232

Minimum Operating Lease Payments Receivable:
Operating leases not recognised in the financial statements:
Not later than 1 year	11	13
Later than 1 year but not later than 5 years	27	37
Later than 5 years	113	104

	151	154

15. Other Financial Assets

Current
Money market deposits	1,377	1,099
Floating rate notes	1,649	951
Securities and bonds	2,640	2,744
Investments managed by Queensland Investment Corporation	1,711	1,530
Other	47	120

	7,424	6,444

Non-Current
Securities and bonds	3,206	2,109
Investments managed by Queensland Investment Corporation	15,444	13,052
Shares	392	148
Other	608	532

	19,650	15,841

Refer Note 36 for further disclosure on financial instruments.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-28

Notes to the Financial Statements

	2004	2003
	$M	$M
16. Inventories

Current
Raw materials and stores	214	296
Work in progress	28	24
Finished goods	117	112
Land held for resale	51	108
Other	34	23
Write down/provision for obsolescence	(5)	—

	439	563

Non-Current
Work in progress	83	5
Land held for resale	168	150

	251	155

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-29

Notes to the Financial Statements

17.	Property, Plant and Equipment

	Cost		Valuation		Accumulated Depreciation		Written Down Value
	2004	2003	2004	2003	2004	2003	2004	2003
	$M	$M	$M	$M	$M	$M	$M	$M
Land	44	98	21,509	15,986	—	—	21,553	16,084
Buildings	80	317	22,432	20,181	(6,751)	(5,539)	15,761	14,959
Infrastructure	5,532	3,902	51,904	48,681	(18,184)	(16,723)	39,252	35,860
Plant and equipment	6,042	6,755	969	1,923	(3,028)	(3,118)	3,983	5,560
Leased plant and equipment	1,803	2,040	2,435	2,204	(1,539)	(1,421)	2,699	2,823
Heritage and cultural assets	15	15	889	866	(307)	(304)	597	577
Capital works in progress	2,782	2,027	—	—	—	—	2,782	2,027

	16,298	15,154	100,138	89,841	(29,809)	(27,105)	86,627	77,890

Reconciliations

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:

	Land		Buildings		Infrastructure		Plant and Equipment
	2004	2003	2004	2003	2004	2003	2004	2003
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	16,084	13,062	14,959	13,721	35,860	30,283	5,560	4,690
Additions	86	107	221	208	982	1,024	654	1,396
Disposals	(184)	(149)	(86)	(148)	(446)	(126)	(270)	(200)
Revaluations	5,420	3,091	916	1,288	1,750	4,354	14	(14)
Recoverable write-downs	(1)	—	—	—	—	—	(12)	(22)
Depreciation and amortisation	—	—	(505)	(514)	(1,357)	(1,233)	(591)	(654)
Net asset transfers	148	(27)	256	404	2,463	1,558	(1,372)	364

Carrying amount at end of year	21,553	16,084	15,761	14,959	39,252	35,860	3,983	5,560

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-30

Notes to the Financial Statements

17.	Property, Plant and Equipment continued

	Leased Plant and Equipment		Heritage and Cultural Assets *		Capital Works in Progress		Total
	2004	2003	2004	2003	2004	2003	2004	2003
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	2,823	2,949	577	568	2,027	3,066	77,890	68,339
Additions	—	1	4	2	2,263	1,607	4,210	4,345
Disposals	(1)	(13)	—	—	(2)	(321)	(989)	(957)
Revaluations	3	—	20	15	—	—	8,123	8,734
Recoverable write-downs	—	(1)	—	—	—	—	(13)	(23)
Depreciation and amortisation	(140)	(146)	(1)	(1)	—	—	(2,594)	(2,548)
Net asset transfers	14	33	(3)	(7)	(1,506)	(2,325)	—	—

Carrying amount at end of year	2,699	2,823	597	577	2,782	2,027	86,627	77,890

*	Heritage and cultural assets includes $178 million (2003, $172 million) relating to assets held by the Queensland Museum. This collection has not been subject to a regular stocktake by management at the Queensland Museum. Accordingly, the Auditor General provided a qualified opinion on Queensland Museum’s financial statements. The Auditor General was unable to express an opinion on the reported value of the collections disclosed in the financial statements.

Property, Plant and Equipment Subject to Operating Leases

Of the property, plant and equipment listed above the following are subject to operating leases, which also include relevant licences and permits. Revenue from leased assets is disclosed in the Consolidated Statement of Financial Performance in ‘Other’ revenue on the basis set out in Note 1.

	Cost or Valuation	Accumulated Depreciation	Written Down Value
	2004	2004	2004	2003
	$M	$M	$M	$M
Land	292	—	292	207
Buildings	198	(43)	155	148
Plant and equipment	50	(14)	36	18

	540	(57)	483	373

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-31

Notes to the Financial Statements

18.	Intangible Assets

	Cost		Valuation		Accumulated Depreciation		Written Down Value
	2004	2003	2004	2003	2004	2003	2004	2003
	$M	$M	$M	$M	$M	$M	$M	$M
Software development	993	824	21	21	(465)	(372)	549	473
Other	128	139	152	151	(109)	(93)	171	197

	1,121	963	173	172	(574)	(465)	720	670

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-32

Notes to the Financial Statements

	2004	2003
	$M	$M
19. Other Assets

Current
Prepayments	213	193
Other	220	272

	433	465

Non-Current
Self-generating and regenerating assets:
Plantation growing timber	1,163	1,245
Prepayments	27	29
Other	37	11

	1,227	1,285

20. Restricted Assets

A number of assets included in the consolidated financial statements are classified as restricted assets because their use is wholly or partially restricted by externally imposed requirements. These assets include:

Grants and donations to further medical research in specified areas	25	24
Cash and property, plant and equipment to be used for specific purposes	40	36
Intra regional settlements residue held pursuant to national electricity markets arrangements	110	104

	175	164

21. Payables

Current
Trade creditors	1,634	1,229
Employee benefits	788	701
Grants and other contributions	58	57
Cross border lease deferred income	154	160
Interest	4	1
GST payable	131	106
Other	179	200

	2,948	2,454

Non-Current
Other	315	246

	315	246

22. Interest-Bearing Liabilities

Current
Deposits, loans and advances	2,178	1,776
State/Commonwealth debt	82	196
Treasury notes	30	1,042
Floating rate notes	101	505
Bonds and promissory notes	5,027	1,230
Derivatives	(32)	231
Finance leases (refer Note 31)	1	1
Other	4	17

	7,391	4,998

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-33

Notes to the Financial Statements

22. Interest-Bearing Liabilities continued
	2004	2003
	$M	$M
Non-Current
Deposits, loans and advances	55	67
State/Commonwealth Debt	487	500
Securities - Domestic and Overseas	16,486	19,197
Derivatives	16	(174)
Finance leases (refer Note 31)	107	107
Other loans	45	29

	17,196	19,726

23. Provisions

Current
Employee benefits (refer Note 37):
Annual leave	802	760
Superannuation	171	533
Judges’ pensions	8	6
Long service leave	218	194
Other benefits	60	85
Outstanding claims:
HIH/FAI	53	73
Workers’ compensation	538	435
Other	127	124
Onerous contracts - PPAs (refer Note 1(k))*	21	31
Onerous contracts - AMO (refer Note 1(k))	21	41
Queensland Government Insurance Fund	56	57
Other	75	60

	2,150	2,399

Non-Current
Employee benefits (refer Note 37):
Superannuation	11,495	10,997
Judges’ pensions	256	234
Long service leave	1,577	1,412
Other benefits	127	120
Outstanding claims
HIH/FAI	90	143
Workers’ compensation	1,159	1,231
Other	223	217
Onerous contracts - PPAs (refer Note 1(k))*	304	364
Onerous contracts - AMO (refer Note 1(k))	—	20
Queensland Government Insurance Fund	336	366
Other	92	55

	15,659	15,159

The liability for outstanding claims is measured as the present value of expected future payments, the majority of which are actuarially assessed. The liability for workers’ compensation includes a 15% prudential margin.

The Queensland Government Insurance Fund (QGIF) is a centrally managed self-insurance scheme mainly covering property and medical and other liability claims for whole-of-Government. An actuarial assessment of the scheme was undertaken as at 30 June 2004.

*	The uncertainty associated with the estimation of the level of future wholesale electricity prices is detailed in Note 1 (k) and this was also highlighted by the Auditor-General as an emphasis of matter in the independent audit report relating to Queensland Power Trading Corporation’s financial statements.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-34

Notes to the Financial Statements

23.	Provisions continued

Movements in Provisions (excluding employee benefits):

	Onerous Contracts	Outstanding Claims	QGIF	Other Provisions	Total
	$M	$M	$M	$M	$M
Carrying amount at beginning of year	456	2,223	423	115	3,217
Additional provisions recognised	—	39	82	59	180
Reductions in provisions and payments	(40)	(72)	(23)	(14)	(149)
Change from remeasurement	(70)	—	(90)	7	(153)

Carrying amount at end of year	346	2,190	392	167	3,095

				2004	2003
				$M	$M
24. Other Liabilities

Current
Unearned revenue				344	322
Other				57	78

				401	400

Non-Current
Unearned revenue				171	183
Other				50	7

				221	190

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-35

Notes to the Financial Statements

25.	Reconciliation of Changes in Net Assets (Equity)

	Accumulated		Asset Revaluation		Other
	Surplus		Reserve		Reserves		Total
	2004	2003	2004	2003	2004	2003	2004	2003
	$M	$M	$M	$M	$M	$M	$M	$M
Balance at the beginning of the financial year	40,844	42,773	23,321	14,812	729	508	64,894	58,093
Net assets of entities not previously consolidated	13	1	(13)	—		—	—	1
Net assets of entities no longer consolidated	(65)	—	38	—	(1)	—	(28)	—
Adjustment on initial application of
accounting standards	87	(526)	—	—	—	—	87	(526)
Operating surplus/(deficit)	4,654	(1,290)	—	—	—	—	4,654	(1,290)
Revaluation of non-current assets*	—	—	8,126	8,616	—	—	8,126	8,616
Transfer to/(from) reserves	(64)	(114)	(71)	(107)	135	221	—	—
Other movements	(10)	—	—	—	—	—	(10)	—

Balance at the End of the Financial Year	45,459	40,844	31,401	23,321	863	729	77,723	64,894

*	The revaluation of non-current assets includes Housing $2,468 million (2003, $1,424 million), Natural Resources $1,603 million (2003, $1,684 million), Education $1,391 million (2003, $559 million), Main Roads $1,313 million (2003, $3,266 million), Port of Brisbane Authority $307 million (2003, $33M), Environmental Protection Agency $149 million (2003, $794 million), Employment and Training $110 million (2003, $21 million), Health $47 million (2003, $160 million) and the electricity sector $143 million (2003, $140 million).

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-36

Notes to the Financial Statements

	2004	2003
	$M	$M
26. Cash Flows

(a) Reconciliation of Net Surplus/(Deficit) to Net Cash Flows from Operating Activities
Net Surplus/(Deficit)	4,654	(1,290)
Non-Cash Movements:
Depreciation and amortisation	2,714	2,646
Net (gain)/loss on disposal/revaluation of non-current assets	(2)	757
Bad debt provision	23	30
Equity accounting loss	5	18
Unrealised net (gain)/loss on borrowings	(1,233)	226
Other	2	(4)
(Increase)/decrease in receivables	(418)	25
(Increase)/decrease in inventories	28	(60)
(Increase)/decrease in prepayment and other assets	31	(360)
Increase in creditors	553	202
Increase in provisions	250	1,824
Increase/(decrease) in other liabilities	32	(67)

Total Non-Cash Movements	1,985	5,237

Cash Flows from Operating Activities	6,639	3,947

Being: Cash flows of non-financial institutions as per:
Consolidated Statement of Cash Flows	7,102	3,451
Dividends from Public Financial Corporations	(40)	(10)
Interest capitalised	(18)	(20)
Cash flows of Public Financial Corporations Refer Note 26(b)	(405)	526

	6,639	3,947

(b) Cash Flows from Public Financial Corporations
Cash Flows from Operating Activities
Sale of goods and services	896	764
Interest received	1,062	2,239
Other receipts	14	8
Employee expenses	(110)	(106)
Supplies and services	(101)	(25)
Grants and subsidies paid	—	(22)
Borrowing costs paid	(1,495)	(1,651)
Other payments	(671)	(681)

Net Cash from Operating Activities	(405)	526

Cash Flows from Investing Activities
Proceeds from sale of investments	32,999	35,904
Purchase of property, plant and equipment	(38)	(49)
Purchase of investments	(33,244)	(36,524)

Net Cash from Investing Activities	(283)	(669)

Cash Flows from Financing Activities
Proceeds from issue of Government securities	46,309	31,810
Redemption of Government securities	(45,571)	(31,655)
Dividends paid	(40)	(10)

Net Cash from Financing Activities	698	145

Net Cash Flows from Public Financial Corporations	10	2

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-37

Notes to the Financial Statements

26.	Cash Flows continued

(c)	Cash Flows Presented on a Net Basis

Cash flows arising from the following activities are presented on a net basis in the Statement of Cash Flows:

•	loan advances to and redemptions from borrowing authorities;

•	receipt and withdrawal of client deposits; and

•	money market and other deposits.

27.	Investments Accounted for using the Equity Method

Investments in the following unlisted associated and joint venture entities are recognised at amounts in excess of $1 million in the accounts of the relevant public sector entity:

Name of Entity	Principal Activity	Ownership Interest		Equity Accounted Amount
		2004	2003	2004	2003
		%	%	$M	$M
Dumaresq-Barwon Border Rivers Commission	Water management(i)	50	50	29	28
Ceramic Fuel Cells Pty Ltd	Development fuel cell technology(ii)	34	27	12	15
ElectraNet Pty Ltd	Electricity transmission services(iii)	41	40	48	39
QInvest Limited	Dealer in securities and financial planning advice(iv)	50	50	2	2
Little Stanley Street Retail Joint Venture	Retail component of the Little Stanley Street development(v)	65	65	5	—

				96	84

(i)	Dumaresq-Barwon Border Rivers Commission is a joint authority constituted by an agreement between the Queensland and New South Wales governments. Each government holds a 50% interest in the joint commission.

(ii)	ENERGEX Limited acquired an additional 6.9% interest in Ceramic Fuel Cells Pty Ltd during the year and now holds 33.5% interest in the company. Ceramic Fuel Cells Pty Ltd aims to commercialise fuel cell technology.

(iii)	Powerlink Queensland acquired an additional 0.86% interest in ElectraNet Pty Ltd (trading as ElectraNet SA) during the year and now holds 41.11% interest in the company. ElectraNet Pty Ltd provides electricity transmission services in South Australia.

(iv)	Queensland Investment Corporation has a 50% interest in QInvest Limited being a licensed dealer in securities, providing financial planning advice and acting as responsible entity for the QInvest Investment Access Fund.

(v)	South Bank Corporation has a 65% interest in Little Stanley Street Retail Joint Venture entity, being the retail component of the Little Stanley Street development. This interest was not material in prior periods.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-38

Notes to the Financial Statements

27.	Investments Accounted for using the Equity Method continued

	2004	2003
	$ M	$ M
Movements in Carrying Amount of Equity Accounted Investments:
Carrying amount at beginning of the financial year	84	78
Share of net profit/(loss)	(5)	(18)
Revaluation of assets	6	28
Increase in holdings	11	2
Disposals/write-downs	—	(4)
Adjustment against accumulated surplus/(loss)	—	(2)

Carrying amount at end of the financial year	96	84

Share of Accumulated Surplus/(Loss) and Reserves Attributable to Equity Accounted Investments:

Accumulated Surplus/(Loss)
Balance at beginning of the financial year	(29)	(9)
Share of profit/(loss) accounted for using the equity method	(5)	(18)
Adjustments against accumulated surplus/(loss)	(2)	(2)

Balance at end of the financial year	(36)	(29)

Asset Revaluation Reserve
Balance at beginning of the financial year	83	55
Share of asset revaluations during the year	6	28

Balance at end of the financial year	89	83

Share of Contingent Liabilities and Commitments of Equity Accounted Investments:
Obligations and guarantee	30	3
Capital and lease commitments	13	8

	43	11

28.	Investments in Entities that are not Controlled or Associated

Investments held by the Government that are not in respect of controlled or associated entities with a carrying amount greater than $1 million follow:

Name of Entity	Principal Activity	Ownership Interest		Carrying Amount
		2004	2003	2004	2003 $
		%	%	$M	$M
Unlisted
South East Queensland Water Corporation Pty Ltd	Bulk water storage	20	20	39	39
Brisbane Airport Corporation Limited (i)	Airport management	—	37.6	—	270
BAC Holdings Pty Ltd (i)	Airport management	37.86	—	361	—

				400	309

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-39

Notes to the Financial Statements

28.	Investments in Entities that are not Controlled or Associated continued

(i)	Brisbane Airport Corporation Limited (BACL) restructured on 30 June 2004 by establishing a holding company structure above BACL. The ultimate holding company, BAC Holdings Pty Limited (BACH), acquired the shares of BACL by issuing ordinary shares, redeemable preference shares and short term interest free shareholder loans to existing shareholders. This had the effect of revaluing the previous shareholding by $88 million and replacing shareholder loan borrowings with redeemable preference shares.

The nature of the investment in BACH, including distribution of voting rights, dividend entitlements and board representation, is such that the corporation is neither a subsidiary nor an associate.

29.	Interest in Joint Ventures

Queensland Power Trading Corporation (Enertrade)

Enertrade, as the parent entity, holds 100% (2003, 100%) interest in the Queensland Gas Pipeline Joint Venture whose principal activity is the construction and operation of a gas pipeline between Moranbah and Townsville. The pipeline is still under construction and accordingly, no operating costs have yet been incurred. Included in the Consolidated Statement of Financial Position are a total of $9 million cash, receivables and other current assets as well as $115 million (2003, $5 million) capital works in progress.

Capital commitments relating to the North Queensland Gas Pipeline Joint Venture are disclosed in Note 31.

CS Energy Ltd

Callide Energy Pty Ltd and IG Power (Callide) Ltd each hold a 50% interest in the Callide Power Project Joint Venture whose principal activity is the generation of electricity.

CS Energy Ltd has participating interests in gas development joint ventures with Queensland GAS Company Limited (50%) and Australian CBM Pty Ltd (5%).

The value of the joint venture assets included in the Consolidated Statement of Financial Position at 30 June 2004 was $392 million (2003, $376 million).

Department of Housing

The Department of Housing has a joint venture operation with Queensland University of Technology to develop the Kelvin Grove Urban Village. Each party to the joint venture owns and develops its own land but contributes to the cost of shared infrastructure and other project common works.

The land and development costs included in the Consolidated Statement of Financial Position at 30 June 2004 is $35 million (2003, $20 million).

QR

QR has interests in a number of joint ventures for transport related works. Further details of these ventures are set out in the annual report of QR.

The Council of the Queensland Institute of Medical Research (QIMR)

QIMR has contractual arrangements with a number of incorporated and unincorporated joint ventures. Details of the joint venture partners can be obtained from the annual report of QIMR.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-40

Notes to the Financial Statements

29.	Interest in Joint Ventures continued

Tarong Energy Corporation Limited

Tarong Energy Corporation Limited holds a 19% (2003, 19%) interest in the Private Forestry Plantation Joint Venture. The principal activity is the commercial production of timber from plantations.

On 6 August 2003, TN Power Pty Ltd and TM Energy (Australia) Pty Ltd each acquired a 50% interest in the TN Power unincorporated Joint Venture whose principle activity is the generation of electricity.

The value of the joint venture assets included in the Consolidated Statement of Financial Position at 30 June 2004 was $300 million (2003, $1 million).

South Bank Corporation

South Bank Corporation has a 65% interest in the Little Stanley Street Retail Joint Venture entity. Refer to Note 27 for further details.

Other

Joint ventures that contribute less than $2 million in net assets and/or net revenues to the Consolidated Statements of Financial Position or Performance include:

•	The Department of Primary Industries and Fisheries has various joint ventures relating to forestry and seed plantations.

•	The Department of Natural Resources, Mines and Energy is a party to a spatial mapping venture composed of the public sector mapping agencies of the Commonwealth, states and territories.

•	The Department of Health has a 50% interest in a joint venture operation with the University of Queensland for the operation of a magnetic resonance imaging facility.

•	The Department of Main Roads (RoadTek) has approximately 20% interest in the Golding-RoadTek Joint Venture. The purpose of the venture operation is the construction of bridgeworks and roadworks for the Gladstone Port Access Road Project.

30.	Public Private Partnerships

Queensland Health

Queensland Health has entered into a number of contractual arrangements with private sector entities for the construction and operation of public infrastructure facilities for a period of time on departmental land. After an agreed period of between 15 and 25 years, title to these facilities will pass to Queensland Health. Arrangements in operation as at 30 June 2004 are:

•	Butterfield Street car park (commenced January 1998);

•	Bramston Terrace car park (commenced November 1998);

•	Central Energy facility (commenced February 1999);

•	Noosa Hospital and Specialist Centre (commenced September 1999);

•	The Prince Charles Hospital car park (commenced November 2000); and

•	Townsville Hospital Support Facilities Building and Walkway (commenced April 2002).

To date, no rights or obligations relating to these facilities have been recognised by Queensland Health, other than those associated with land rental and the provision of various services under the agreements.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-41

Notes to the Financial Statements

30.	Public Private Partnerships continued

Queensland Health also has entered into a number of contractual arrangements (termed collocation agreements) with private sector entities for the construction and operation of private health facilities for a period of time on departmental land. After an agreed period of 25 years, title to the facilities will pass to Queensland Health. The department does not control the facilities associated with these arrangements and accordingly, the facilities are not recognised as assets.

Collocation arrangements in operation as at 30 June 2004 are:

•	Caboolture Private Hospital (commenced September 1997);

•	Logan Private Hospital (commenced February 1998);

•	Redlands Private Hospital (commenced August 1999); and

•	Holy Spirit Northside Private Hospital (commenced July 2001).

Department of Transport

The Brisbane Airport Rail Link (BARL) is a public rail transport system developed by Airtrain Citylink Limited (Airtrain) to link Brisbane Airport to the existing QR network.

In 1998, the State Government entered into an agreement with Airtrain whereby Airtrain was required to acquire the land required for the BARL, and design, construct, maintain and operate the BARL for a concession period of 35 years. At the end of this period, the agreement provides for Airtrain to transfer the BARL to the Government at no cost to the State.

Further information may be obtained from the individual financial reports of the relevant agencies.

31.	Expenditure Commitments

Other than obligations under finance leases, where substantially all the risks and benefits incidental to ownership of the leased assets are transferred to the lessee, the following commitments have not been recognised as liabilities in the Consolidated Statement of Financial Position.

As at 30 June 2004, State Government entities had entered into the following capital and non-capital expenditure commitments, lease commitments and grant and subsidy commitments with non-public sector entities:

	2004	2003
	$M	$M
Capital Expenditure Commitments
Not later than 1 year	1,593	1,126
Later than 1 year but not later than 5 years	1,519	448
Later than 5 years	21	176

	3,133	1,750

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-42

Notes to the Financial Statements

31.	Expenditure Commitments continued

	2004		2003
	$M		$M
Non-Capital Expenditure Commitments

Power Purchase Agreements (PPAs)
Not later than 1 year	194		189
Later than 1 year but not later than 5 years	870		915
Later than 5 years	2,184		2,512

	3,248		3,616

Queensland Power Trading Corporation’s commitments include ‘take or pay’ and minimum take commitments as well as an estimate of the impact of escalation over the remaining terms of the commitment.

Other Agreements

Not later than 1 year	546		468
Later than 1 year but not later than 5 years	1,396		468
Later than 5 years	1,533		323

	3,475	*	1,259

* includes commitments for the TransLink initiative totalling $2,583 million.

Operating Lease Commitments
Not later than 1 year	164		185
Later than 1 year but not later than 5 years	300		360
Later than 5 years	128		131

	592		676

Finance Lease Commitments

Not later than 1 year	7		7
Later than 1 year but not later than 5 years	24		22
Later than 5 years	150		153

Total minimum lease payments	181		182
Future finance charges	(73)		(74)

Total lease liabilities	108		108

Current lease liabilities (refer Note 22)	1		1
Non-current lease liabilities (refer Note 22)	107		107

	108		108

Grant and Subsidy Commitments

Not later than 1 year	1,003		879
Later than 1 year but not later than 5 years	433		511
Later than 5 years	13		26

	1,449		1,416

Audited Consolidated Fianancial Statements 2003-04 - Government of Queensland	5-43

Notes to the Financial Statements

32.	Cash and Other Assets Held in Trust

	2004	2003
	$M	$M

Various monies were held in trust by State Government agencies at 30 June 2004 and are not included as assets/liabilities in the Consolidated Statement of Financial Position. A summary follows of entities holding assets in trust:

Queensland Investment Corporation	15,828	12,606
Public Trustee	1,341	1,139
Treasury Department	17	17
Other	105	77

	17,291	13,839

33.	Contingent Assets and Liabilities

Contingent assets and liabilities represent items that are not recognised in the Consolidated Statement of Financial Position because at balance date it is not probable the Government would receive or sacrifice future economic benefits in respect of these items. Below are details of the more significant contingent assets and liabilities from a whole-of-Government perspective. Reference should be made to individual agency financial reports for additional information.

Contingent Liabilities – Quantifiable

	2004	2003
	$ M	$ M
Nature of Contingency
Guarantees and indemnities	5,468	5,938
QTC – stock loans	1,243	641
Other	28	41

	6,739	6,620

Guarantees

These mainly comprise guarantees by the State including in respect of borrowings by local governments from the Queensland Treasury Corporation of $2,699 million (2003, $2,867 million) and in respect of insurance policies issued by Suncorp Life and Suncorp-Metway Limited of $2,162 million (2003, $2,292 million). Guarantees of $321 million (2003, $399 million) were also provided by the Queensland Treasury Corporation relating to the trading activities in the national electricity market of subsidiaries of Ergon Energy Corporation Limited, ENERGEX Limited and Enertrade, which are Queensland Government-owned corporations.

Queensland Treasury Corporation (QTC) - Stock Loans

In support of an active trading and pricing market for QTC stock, the Corporation lends stock to various financial institutions on the basis that such loans form part of QTC’s total exposure to the institution concerned.

The Corporation’s stock lending policy ensures that all such transactions are covered by appropriate credit arrangements such as credit limits, cash securities or lodgement of collateral securities. In the event that the financial institutions holding QTC stock default on their repayment obligations, QTC would be required to enter the market and borrow further amounts to cover the default. The risk of this eventuality is considered to be low.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-44

Notes to the Financial Statements

33.	Contingent Assets and Liabilities continued

Other

As at 30 June 2004, there are 42 cases filed with the courts relating to revenue collected by the Office of State Revenue. An estimate of the liability should the outcomes of the above mentioned cases prove unfavourable for the State is $18 million (2003, $29 million).

Thiess Pty Ltd has submitted four claims in respect of payments under a contract to design and construct the Capricornia Correctional Centre. These claims amount to approximately $10 million (2003, $10 million).

Contingent Liabilities - Not Quantifiable

Legal Proceedings and Disputes

A number of legal actions have been brought against the State Government and its agencies. Notification also has been received of a number of other cases that are not yet subject to Court action but which may result in subsequent litigation.

Due to the wide variety and nature of the claims and the uncertainty of any potential liability, no value has been attributed to these actions/claims.

Native Title

A number of native title claims that affect the Queensland Government have been filed with the National Native Title Tribunal under the Native Title Act 1993 (Commonwealth). The Native Title Act provides for payment of compensation to native titleholders for a variety of acts that may affect native title.

It is possible that the Government may face future litigation and liability in respect of these and other claims. However, given the subjectivity of the issue, it is inappropriate to attempt to determine the likely success of such claims or to quantify any potential liability.

Securities, Warranties and Guarantees

The State has provided a number of securities, warranties and guarantees in the normal course of business. The amount of any future claims against these securities, warranties and guarantees cannot be reliably estimated.

WorkCover

The WorkCover Queensland Act 1996 provides that the State Government guarantees every WorkCover policy or other insurance contract with WorkCover Queensland, a statutory body. Given the nature of this contingency, it is not possible to estimate the liability, if any, due under this heading.

Queensland Investment Corporation

The Queensland Investment Corporation, in its capacity as trustee is potentially liable for the unsettled liabilities of a number of trusts that it administers. However, under the respective trust deeds the Corporation is entitled to be indemnified out of the assets of the trusts for any losses or outgoings that may be sustained in its role as trustee.

The directors have assessed the recoverable amounts of the assets of the trusts and concluded that currently they have excess assets over liabilities.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-45

Notes to the Financial Statements

33.	Contingent Assets and Liabilities continued

Cross Border Lease Transactions

The Queensland Treasury Corporation has assumed responsibility for a significant portion of the transaction risk relating to a number of cross border lease transactions and in certain situations could be liable to make additional payments under the transactions. However, external advice and history to date indicate that there is remote likelihood of these events occurring.

In addition, the Corporation has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Unless exceptional and extreme circumstances arise, it is unlikely that the Corporation will be required to make a significant payment under these guarantees and indemnities.

Tarong North Power Station

The Queensland Treasury Corporation has provided a guarantee of certain payment obligations and an irrevocable put option for an additional 50% of the power station exercisable by the option holder under certain circumstances to support the 50% sale of Tarong North Power Station by the Tarong Electricity Corporation Limited.

‘Take or Pay’ Agreements

In order to ensure a reliable source of natural gas supply for current and future customers, ENERGEX Retail Pty Ltd has long term supply agreements with producers containing ‘take or pay’ conditions.

Contaminated Land

The State Government controls certain areas of land that are affected by pollutants. The agencies involved will be obliged to restore these assets to a safe and useable condition in the event that their use changes, for example, when the land is sold. Given its nature, it is not possible to provide an estimate of the potential liability of this exposure.

Financial Assurance Liability Gap for Mining Projects

Financial assurances are required when mining projects are undertaken to cover the rehabilitation liability should a mining leaseholder fail to undertake rehabilitation, or for remediation of disturbed land or to secure compliance with the licence. The current financial assurance system provides for a discount based on past environmental performance. This has resulted in a gap in the financial assurances held by the State and the potential liability should a miner default.

The contingent liability would only be recognised as an actual liability in the event that the miner defaults on the conditions of the licence and the State holds insufficient financial assurance to cover the rehabilitation that the State considers necessary. Since January 2001, it has not been necessary to call upon the financial assurances held to undertake rehabilitation. It is therefore not considered practical to estimate the potential financial effect of these contingent liabilities.

In the event of default it is likely the Government would attempt to pursue legal action to obtain a Court Order requiring miners, companies and/or directors to carry out rehabilitation as required under the provisions of the licence. Where such action is not successful, the State may perform the work using financial authority funds held and attempt to instigate litigation in an effort to recover any additional costs of the rehabilitation. It is recognised that the State would face potentially significant obstacles recovering monies from persons who are insolvent.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-46

Notes to the Financial Statements

33.	Contingent Assets and Liabilities continued

Rehabilitation of Abandoned Mine Sites

The State has a responsibility to rehabilitate abandoned mine sites. At reporting date it is not possible to determine the extent or timing of any potential financial effect that this responsibility may have.

Cost of Greenhouse Gas Emission Permits

The Kyoto Protocol to the Framework Convention on Climate Change includes a provision for trading in greenhouse gas emissions between national jurisdictions that have ratified the protocol. The Commonwealth Government has decided not to ratify the protocol and is not considering the introduction of a domestic emissions trading scheme. State and Territory governments have established a working group to develop a multi-jurisdictional emission trading scheme in Australia.

Currently it is expected that a domestic emission trading scheme will not be introduced before 2008 as it will take several years to agree on design issues, develop the legislative framework and establish the institutional structure.

A requirement to hold permits to cover greenhouse gas emissions may impact on the operations of a number of Government-owned corporations, principally the electricity generation corporations, QR and DPI Forestry. DPI Forestry may earn credits for carbon dioxide offsets. However, the direct impact of an emission trading scheme will depend on the industries covered and the types of offsets available.

Right of Recovery and Payments of Claims Costs of FAI General Insurance Company Limited

On 17 September 2004 the Supreme Court of Queensland decided an application made by the Nominal Defendant for declarations as to the proper construction of the provisions of section 33(2), 38(4), 58 and 59 of the Motor Accident Insurance Act 1994 in so far as they relate to the winding up of FAI General Insurance Company Limited (FAI).

The purpose of the application was to determine the respective rights of the Nominal Defendant and the Liquidators of FAI in relation to:

•	Recovery of shared claim costs from other contributing Compulsory Third Party (CTP) insurers in the Queensland Scheme in circumstances where FAI was the claims manager and made payments of claims prior to its insolvency on 15 March 2001. Recoveries of $7 million were received by the Nominal Defendant during the financial year.

•	The entitlement of other CTP insurers in the Queensland Scheme who acted as claims managers prior to 15 March 2001 and made payments on claims in circumstances where FAI was to be the contributing insurer and where the Nominal Defendant subsequently made the payments. In this regard, the Nominal Defendant receives the right to recover amounts paid to other CTP insurers. It is anticipated that any amounts receivable would be determined by an independent third party.

The Court found that since the Nominal Defendant assumed the rights and obligations of FAI as licensed insurer, it is entitled to all rights to recover contributions and debts that FAI would have been entitled to but for its insolvency.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-47

Notes to the Financial Statements

33.	Contingent Assets and Liabilities continued

Obligations on Termination of the Bulk Supply Agreement with a Contestable Customer

On 1 June 2004, the Bulk Supply Agreement between Ergon Energy Pty Ltd and a contestable customer was terminated and replaced with a Power Purchase Agreement with an alternate energy supplier. Because of delays in finalisation of these arrangements, the contestable customer and Ergon Energy Pty Ltd agreed to perform a comparison of payments under the Bulk Supply Agreement and the Power Purchase Agreement from July 1998. It has been further agreed that Ergon Energy Pty Ltd will pay the contestable customer the net effect of the comparison as though the Power Purchase Agreement had been in force from July 1998.

At the end of the reporting period, Ergon Energy Pty Ltd and the contestable customer were still undertaking the required reconciliation to determine the amount payable.

Contingent Assets – Quantifiable

Guarantees

The Department of Natural Resources and Mines holds bank guarantees of $763 million (2003, $663 million), which represents the maximum value the department is potentially entitled to under the conditions of current mining leases.

WorkCover Queensland holds bank guarantees on behalf of self-insurers totalling $364 million (2003, $330 million).

The Department of State Development holds bank guarantees in relation to the Queensland Investment Incentive Scheme (QIIS) grants provided to public sector proponents totalling $51 million (2003, $37 million).

QR holds bank guarantees and insurance company guarantees of $79 million (2003, $45 million).

The Department of Main Roads holds securities in the form of performance guarantees amounting to $33 million (2003, $27 million).

ENERGEX Limited holds bank guarantees totalling $32 million from customers relating to the supply of electricity and the construction of capital assets (2003, $23 million).

The Department of Health holds bank guarantees and undertakings from third parties totalling $3 million (2003, $3 million).

Queensland Treasury (on behalf of the State of Queensland) holds a bank guarantee of $1 million under a contract between the State of Queensland and Landacq Limited for the purchase of commercial land. This guarantee was returned to Landacq Ltd in July 2004.

Construction Industry Skills Centre Pty Ltd

A non-recoverable loan of $11 million paid to Construction Industry Skills Centre Pty Ltd is repayable to the State Government if the company and related trust are wound up. A mortgage agreement over the company’s property at Salisbury has been entered into, to reflect the contingent asset.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-48

Notes to the Financial Statements

33.	Contingent Assets and Liabilities continued

Long Term Community Housing Programme and Crisis Accommodation Program

The State’s long term community housing and crisis accommodation programs, aim to provide grants to assist communities to provide locally managed long-term affordable rental housing for low income earners whose housing needs can not be met by other housing options. Legal title to dwellings funded under this program is in the name of the respective local governments or other associations. Should a local government or other association sell such a property or use it for another purpose, the Government becomes legally entitled to the payment of compensation.

At 30 June 2004, the Government is not aware of any circumstances or information that would lead it to believe that any such assets will crystallise in the future and consequently an aggregate value cannot be readily quantified.

Right of Recovery and Payments of Claims Costs of FAI General Insurance Company Limited

The Nominal Defendant is, under certain circumstances, entitled to recover amounts paid to Compulsory Third Party (CTP) insurers where FAI General Insurance Company Limited (FAI) was to be a contributing insurer and where the Nominal Defendant, subsequently to the liquidation of FAI, made the claims payments.

Further details are provided under the heading of Contingent Liabilities.

34.	Post Balance Date Events

Mt Millar Wind Farm

On 4 May 2004, Tarong Energy Corporation Limited signed an Engineer, Procure and Construct (EPC) contract for the construction of the Mt Millar Wind Farm Project. The contract was signed with conditions precedent allowing for the termination of the Project with minimal financial impact prior to the satisfaction of these conditions. The conditions have now been satisfied and the Notice of Commencement for the Project was given on 15 July 2004. The financial effect to the State of the contract, which will be brought to account in the 2004-05 and 2005-06 financial years, will be estimated payments of $119 million for the construction of wind powered generation assets.

The financial effect of the above transaction has not been brought to account in the financial statements for the year ended 30 June 2004.

Sparq Solutions Pty Ltd and Quest Asset Holdings Pty Ltd

ENERGEX Limited in partnership with Ergon Energy Corporation Limited, established Sparq Solutions Pty Ltd and Quest Asset Holdings Pty Ltd in July 2004. Sparq Solutions Pty Ltd is to provide Information Technology and Telecommunications operations, with ENERGEX Limited owning 55%. Quest Asset Holdings Pty Ltd will own all of the jointly developed Information Technology and Telecommunications assets with both ENERGEX Limited and Ergon Energy Corporation Limited owning 50% jointly.

Cairns Port Authority Development Lease

On 28 July 2004, Cairns Port Authority entered into a development lease with an external party who will undertake a development on land within the Cityport precinct. In accordance with the revenue recognition criteria outlined in AASB 1004 Revenue, a sale will be recognised in the year ended 30 June 2005, with the land being recognised as a current asset at 30 June 2004.

Cairns Port Authority will receive lease payments for the term of the development lease which is expected to expire on 27 January 2006 or date of project completion, whichever comes first. On completion of the project and payment of the consideration for the sale of the land, title will be transferred to the developer.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-49

Notes to the Financial Statements

35.	Defeased Cross Border Leases

In prior years, the State has entered into a number of cross border leases in conjunction with Queensland Treasury Corporation. In accordance with AAS 17 Leases, the leases are treated as finance leases, the leased assets being amortised over the estimated useful lives of the assets. The entities which have entered into this type of arrangement are detailed below:

The Stanwell power station is subject to cross border leases that were entered into in 1995. There is no lease liability as future lease payments were prepaid at the commencement of the lease.

In the 2000-01 financial year, the Queensland Electricity Transmission Corporation Limited, trading as Powerlink Queensland, entered into a structured financing arrangement involving the sale and subsequent lease-back of certain assets. The arrangement, which is a USA cross border lease, represents the sale/lease-back of Powerlink Queensland’s regulated transmission assets.

In the past, QR has entered into a series of structured financing arrangements involving the sale and subsequent lease-back of assets.

QR accounts for cross border leases on a basis that reflects the substance of the transactions, being to record a leased asset and to only recognise in the accounts the resulting changes in cash flows.

Where it is necessary under the cross border lease provisions to substitute existing owned assets for damaged or disposed leased assets and there is a difference between the value of the owned asset and the acquisition cost of the now leased asset (the appraised value), QR nets this amount off in the Statement of Financial Performance to ensure the leased asset is recorded at fair value.

36.	Additional Financial Instruments Disclosure

Derivative Financial Instruments

The State and certain of its controlled entities enter into derivative financial instruments in the normal course of business in order to hedge exposures to movements in interest rates, foreign currency exchange rates and commodity prices. They may be used to hedge exposure to fluctuations in anticipated commitments, putting in place either long term floating rate funding or long term fixed rate funding.

Interest Rate Risk

A number of agencies enter into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk.

In most instances, interest rate swaps are utilised to swap medium to long term fixed rate borrowings into floating rate borrowings at rates that are lower than those available if short term borrowings were utilised.

Forward rate agreements are used to lock in a guaranteed return on known cash flows, as and when they fall due, or to manage the duration of a particular pool or fund.

Futures contracts are used primarily for the same purpose as forward rate agreements. These contracts have little credit risk, as the counterparties are organised exchanges.

The Government’s exposure at 30 June 2004 to interest rate risk and the effective interest rates of financial assets and financial liabilities are shown in the following table. All assets and liabilities are shown by maturity or contractual repricing dates. Assets and liabilities are shown at their carrying value. Derivatives are shown at notional amounts. Notional principal amounts of derivatives represent the contract or face value of these derivatives.

The weighted average effective interest rate was the rate effective at 30 June 2004.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-50

Notes to the Financial Statements

36.	Additional Financial Instruments Disclosure continued

As at 30 June 2004 Contractual Repricing/Maturity Date

	Floating Interest Rate	1 Year or Less	1 to 5 Years	Over 5 Years	Non- Interest Bearing	Total	Weighted Average Rate
	$M	$M	$M	$M	$M	$M	%
Financial Assets
Cash	235	—	—	—	—	235	#
Receivables	—	—	—	—	6,892	6,892	#
Commercial Loans	—	2	8	—	—	10	10.09
Deposits	1,372	—	—	—	—	1,372	5.36
Floating rate notes	1,639	—	—	—	—	1,639	5.77
Securities	2,583	38	221	2,856	—	5,698	5.75
QIC investments*	1,492	—	—	—	15,663	17,155	5.83
Shares	—	—	—	—	392	392	#
Other	23	21	250	25	366	685	#

Total Financial Assets	7,343	61	479	2,881	23,313	34,077

Financial Liabilities
Australia
Payables	—	—	—	—	3,264	3,264	#
Deposits	2,234	—	—	—	—	2,234	#
State/Commonwealth debt	68	14	58	428	—	567	4.67
Treasury notes	30	—	—	—	—	30	5.33
Floating rate notes	100	—	—	—	—	100	5.40
Bonds	37	2,457	3,326	5,983	—	11,804	5.80
Derivatives	5,030	(2,607)	(2,750)	225		(103)	#
Finance leases	96	1	1	8	2	108	5.57
Other	—	—	—	5	43	48	#
Overseas
Commercial paper	513	—	—	—	—	513	2.29
Bonds	—	2,001	1,808	3,958	—	7,766	5.76
Medium term notes	—	20	624	102	—	746	5.88
Other	134	—	—	—	—	134	0.04

Total Financial Liabilities	8,242	1,885	3,068	10,708	3,309	27,213

Net Financial Assets	(899)	(1,824)	(2,589)	(7,828)	20,004	6,864

#	No rate applicable

*	QIC investments

As at 30 June 2004, QIC investments are allocated over the following categories:

$M
Cash	705
Australian fixed interest	1,485
Australian equities	6,205
International equities	5,849
International fixed interest	21
Property	2,890

17,155

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-51

Notes to the Financial Statements

36.	Additional Financial Instruments Disclosure continued

As at 30 June 2003 Contractual Repricing/Maturity Date

	Floating Interest Rate	1 Year or Less	1 to 5 Years	Over 5 Years	Non- Interest Bearing	Total	Weighted Average Rate
	$M	$M	$M	$M	$M	$M	%
Financial Assets
Cash	300	—	—	—	—	300	#
Receivables	—	—	—	—	6,769	6,769	#
Deposits	—	1,115	—	—	—	1,115	4.81
Floating rate notes	—	899	—	—	—	899	5.15
Securities	—	2,754	501	1,380	—	4,634	4.87
QIC investments*	3,164	—	—	—	11,418	14,582	4.49
Shares	—	—	—	—	148	148	#
Overseas notes	—	48	—	—	—	48	1.47
Other	84	—	125	—	415	625	#

Total Financial Assets	3,549	4,816	626	1,380	18,751	29,121

Financial Liabilities
Australia
Payables	—	—	—	—	2,701	2,701	#
Deposits	1,843	—	—	—	—	1,843	4.86
State/Commonwealth debt	181	3	11	500	1	696	4.58
Treasury notes	1,045	—	—	—	—	1,045	4.72
Floating rate notes	500	—	—	—	—	500	4.74
Bonds	25	96	6,326	5,930	—	12,376	4.87
Derivatives	1,772	(1,541)	(894)	675	—	12	#
Finance leases	96	1	1	8	3	108	5.11
Other	—	18	22	5	—	45	#
Overseas
Commercial paper	654	327	—	—	—	981	1.78
Bonds	—	—	2,445	2,428	—	4,873	4.85
Medium term notes	—	133	408	145	—	686	4.01
Other	—	100	125	—	—	225	0.09

Total Financial Liabilities	6,117	(865)	8,444	9,691	2,704	26,091

Net Financial Assets	(2,568)	5,681	(7,818)	(8,311)	16,046	3,030

#	No rate applicable

*	QIC investments

As at 30 June 2003, QIC investments are allocated over the following categories:

$M
Cash	802
Australian fixed interest	931
Australian equities	5,260
International equities	4,933
International fixed interest	13
Property	2,644

14,582

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-52

Notes to the Financial Statements

36.	Additional Financial Instruments Disclosure continued

Foreign Exchange Risk

To effectively manage the exposure of foreign currency borrowings and offshore investments to fluctuations in exchange rates, both forward exchange contracts and cross currency swaps are used. Offshore borrowings are required to provide access to additional sources of funding and to diversify risk exposure.

The following table summarises the hedging effect that cross currency swaps and forward exchange contracts have had on foreign currency borrowings and offshore investments based on the face value of derivatives, borrowings and offshore investments:

Currency	Borrowings		Offshore Investments		Swaps		Forwards		Net Exposure
	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
USD	(254)	(658)	—	48	12	(40)	5,150	534	4,908	(116)
YEN	(134)	(358)	—	—	134	357	647	(56)	647	(56)
CHF	—	—	—	—	—	—	313	12	313	12
HKD	—	(53)	—	—	—	—	98	26	98	(27)
GBP	(65)	—	—	—	—	—	983	39	918	39
EUR	(168)	(128)	—	—	5	(2)	1,523	237	1,360	106
NZD	(23)	(9)	—	—	23	—	—	9	—	—
AUD	(8,515)	(5,559)	—	—	(178)	(348)	(9,014)	(749)	(17,707)	(6,657)
Other	—	—	—	—	—	—	331	(74)	331	(74)

Liquidity Risk

Liquidity risk arises from the possibility that individual agencies may be unable to settle a transaction on the due date. A range of funding facilities exists to manage this situation.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-53

Notes to the Financial Statements

36.	Additional Financial Instruments Disclosure continued

Net Fair Value of Financial Instruments

The net fair value of financial assets and liabilities is determined as follows:

•	cash, deposits, receivables and payables approximate fair value; and

•	the net fair value of other monetary financial assets and liabilities is based on market prices, or has been determined by discounting expected future cash flows by the current interest rate for financial assets and liabilities with similar risk profiles.

The carrying amounts and estimated fair values of recognised financial instruments are as follows:

	2004		2003
	Carrying Amount	Net Fair Value	Carrying Amount	Net Fair Value
	$M	$M	$M	$M
Financial Assets
Cash	235	235	300	300
Receivables	6,902	6,902	6,769	6,769
Deposits	1,377	1,377	1,099	1,099
Floating rate notes	1,649	1,649	951	951
Securities	5,815	5,819	4,853	4,862
QIC investments	17,155	17,155	14,582	14,582
Shares	392	392	148	149
Other	686	686	652	652

	34,211	34,215	29,355	29,365

Financial Liabilities
Payables	3,263	3,264	2,700	2,700
Deposits	2,233	2,234	1,843	1,843
State/Commonwealth debt	569	493	696	655
Treasury notes	30	30	1,042	1,042
Floating rate notes	101	101	505	505
Bonds	12,084	12,084	13,279	13,280
Overseas	9,429	9,429	7,148	7,147
Derivatives	(16)	(16)	57	57
Other	157	157	154	155

	27,850	27,777	27,424	27,383

Credit Exposure

Credit risk exposure represents the potential loss that would be recognised if all counterparties failed to perform as contracted.

Financial Instruments - On-Balance Sheet

The State’s credit risk on recognised financial assets, excluding investments, is the carrying amount of these assets in the Consolidated Statement of Financial Position. The market value at balance date is the credit exposure for investments.

Financial Instruments - Off-Balance Sheet

The credit exposure for derivative contracts is calculated utilising the ‘value at risk methodology’ which takes into account the current market value, duration, term to maturity and interest rate and/or exchange rate volatility.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-54

Notes to the Financial Statements

36.	Additional Financial Instruments Disclosure continued

Credit risk exposures that are related to derivative financial instruments follow:

	2004	2003
	$M	$M
Derivative Exposure
Interest rate swaps	502	360
Forward rate agreements	4	1
Forward exchange contracts	127	87
Cross currency swaps	24	71
Credit derivatives	82	—

The Government limits exposure to individual counterparties by determining maximum credit exposure limits based on the counterparty’s rating and size of its balance sheet. Counterparty exposure by rating is as follows:

	Credit Exposure
Rating	2004	2003
	%	%
AAA	57	62
AA+	4	3
AA	4	6
AA-	21	15
A+	9	10
A	4	2
A-	1	2

37.	Employee Benefits

	2004	2003
	$M	$M
Employee Entitlement Liabilities:
Superannuation benefits:
State Public sector - defined contribution	1,821	1,785
State Public sector - defined benefit	9,777	9,682
Parliamentary - defined benefit	68	63
Judges’ pensions	264	240
Employee annual leave	852	807
Employee long service leave	1,795	1,606
Other employee benefits	137	158

	14,714	14,341

Superannuation Liability

State Public sector superannuation liabilities include both defined benefit and defined contribution schemes which comprise the State Public Sector Superannuation Fund. State Government budget dependent agencies, together with a number of statutory bodies, excluding principally the Queensland electricity supply industry, are required to make employer contributions to the State Public Sector Superannuation Fund.

The State is also responsible for ‘employer’ superannuation contributions to the Parliamentary Contributory Superannuation Fund and for the pension liability of the Judiciary.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-55

Notes to the Financial Statements

37.	Employee Benefits continued

The estimate of superannuation liabilities of the State is based on calculations carried out by the State Actuary. Actuarial calculations are based on membership data as at 30 June 2004. Forecast demographic assumptions are outlined in the formal actuarial valuation report issued by the State Actuary for the respective schemes. (The QSuper report is as at 30 June 2001 and the Parliamentary report is as at 30 June 2002).

The forecast economic assumptions are as per the following table:

	QSuper	Parliamentary
Defined Benefit Superannuation
Investment return rate	7.5%	7.0%
Salary growth rate	4.0%	4.0%
CPI growth rate	2.5%	2.5%

Defined contribution superannuation liabilities represent former defined benefit members who have elected to leave the scheme. The liability grows by investment earnings and additional entrants transferring from the defined benefit scheme. The weighted average rate of return on investments achieved in 2003-04 was 17.09% (2002-03, negative 2.45%).

	Vested Benefits	Present Value Accrued Benefits	Net Market Value of Plan Assets	Net Liability Accrued Benefits	Net Liability Accrued Benefits
Fund	30 June 2004	30 June 2004	30 June 2004	30 June 2004	30 June 2003

	$M	$M	$M	$M	$M
State Public Sector Superannuation Fund	25,980	24,334	12,736	11,598	11,467
Parliamentary Contributory Superannuation Fund	99	102	34	68	63

	26,079	24,436	12,770	11,666	11,530

The accrued benefits amount of $24,436 million is the State Actuary’s estimate of accrued superannuation liabilities payable from the respective funds as at 30 June 2004. Because of the variables involved in these calculations, the net liability of the Government at this date may vary from this amount in future actuarial valuations of the schemes. Vested benefits represent benefits to which a member retains a right under the fund irrespective of whether or not the member remains in employment. Present value of accrued benefits represents the actuarial value of all benefits that are expected to become payable in the future in respect of contributions made or periods of service completed prior to the valuation date, allowing for future salary increases.

Excluding Judges’ pensions, the net liability of the State Government for accrued superannuation benefits is $11,666 million. This amount is determined by deducting the net market value of the respective plan assets at 30 June 2004 from the estimated accrued superannuation liabilities payable at that date, as detailed in the above table. When the pensions of the Judiciary are added, actuarially assessed at $264 million (2003, $240 million), the total superannuation and pension liability is estimated to be $11,930 million (2003, $11,770 million).

The number of full time equivalent employees at 30 June 2004 relating to the consolidated entities listed in Note 39 totalled 189,416 (2003, 185,473).

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-56

Notes to the Financial Statements

37.	Employee Benefits continued

Electricity Supply Industry Superannuation Commitments

Queensland electricity entities contribute to an industry multiple employer superannuation fund, the Electricity Supply Industry Superannuation (Qld) Limited (ESI Super). Members, after serving a qualifying period, are entitled to benefits from this scheme on retirement, resignation, retrenchment, disability or death.

The defined benefit account of this fund provides defined lump sum benefits based on years of service and final average salary. Employee contributions to the fund are based on various percentages of their gross salaries.

The most recent actuarial assessment of the fund, as at 1 July 2002, was carried out by Mr Ralph Collins F.I.A.A. of Sunsuper Financial Services Pty Ltd on 14 January 2003. The actuary concluded that all liabilities of the fund which may be expected to arise in the normal course of events in the three years to 30 June 2005, and the vested benefits at that date in respect of current members, could be adequately met by:

(a) the assets of the fund at valuation date

(b) contributions by the employer at the recommended rate

(c) contributions by the members in accordance with the Trust Deed

(d) investment earnings on the above.

Forecast demographic assumptions are outlined in the formal actuarial valuation report, issued at 1 July 2002. The defined benefit superannuation forecast economic assumptions are as follows:

Investment return rate	7.0%
Salary growth rate	5.0%

	Vested Benefits	Accrued Benefits	Net Market Value of Assets	Net Liability Accrued Benefits	Net Liability Accrued Benefits
	1 July 2002	1 July 2002	1 July 2002	1 July 2002	1 July 1999 #
	$M	$M	$M	$M*	$M*
ESI Super	653	655	795	(140)	(301)

#	Date of previous actuarial assessment, as at 1 July 1999.

*	The economic entities within the electricity supply industry have no entitlement to this excess.

Due to the excess of plan assets held over accrued benefits, no liability has been recorded in the Statement of Financial Position of each of the respective electricity entities. Likewise, the assets of the fund are held in trust on behalf of the fund members and no assets have been recorded in the Statement of Financial Position.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-57

Notes to the Financial Statements

38.	Acquisition of Controlled Entities in 2003-04

No material controlled entities have been acquired during the year.

39.	Controlled Entities

Public sector entities are considered material for the purposes of this report if they meet either of the following criteria:

•	net operating result in excess of $2 million (2003, $1 million); or

•	net assets in excess of $15 million (2003, $10 million).

However in addition to material entities, the State consolidates some entities which are not material in terms of the operating position or net asset position criteria if they are either a department, or if they are funded for the delivery of outputs.

When financial results are available in respect of non-material entities they are reviewed with the aim of including any newly material entities in the following year’s consolidated financial statements.

Newly created entities that are expected to meet the materiality criteria on the basis of their initial budget estimates are included in the consolidated financial statements from the time of their establishment.

The following controlled entities of the Government have been included in the consolidated financial statements for the year ended 30 June 2004. The list has been classified by activity sectors as outlined in Note 1(c).

Entities denoted with an asterisk are consolidated with the accounts of the preceding entity.

General Government

Anti-Discrimination Commission

Board of the Queensland Museum

Bureau of Sugar Experiment Stations (transferred to private sector on 01/09/03)

Commission for Children and Young People

Crime and Misconduct Commission

Dalby Agricultural College Board

Department of Aboriginal and Torres Strait Islander Policy

Department of Child Safety

Department of Communities

Department of Corrective Services

* Queensland Community Corrections Board

* Regional Community Corrections Boards

Department of Education and the Arts

* Australian Music Examinations Board

* Corporate Administration Agency

* Corporate and Professional Services

Department of Emergency Services

* World Firefighters Games Brisbane 2002 (in voluntary liquidation on 22/04/04)

Department of Employment and Training

* Corporate Solutions Queensland

Department of Families (abolished 12/02/04)

Department of Health

* Queensland Health Shared Service Provider

Department of Housing (includes Racing)

Department of Industrial Relations

Department of Innovation and Information Economy, Sport and Recreation Queensland (abolished 12/02/04)

Department of Justice and Attorney-General

* PartnerOne

Report on State Finances 2003-04 – Government of Queensland	5-58

Notes to the Financial Statements

39.	Controlled Entities continued

Department of Local Government, Planning, Sport and Recreation

Department of Main Roads

* RoadTek

Department of Natural Resources, Mines and Energy

* SIMTARSTECH Pty Ltd

* CorporateLink

Department of Police

Department of the Premier and Cabinet

* Queensland Events Corporation Pty Ltd

Department of Primary Industries and Fisheries

* Veterinary Surgeons Board of Queensland

Department of Public Works

* CITEC

* GoPrint

* Project Services

* Q-Build

* Q-Fleet

* Sales and Distribution Services

Department of State Development and Innovation

* Burnett Water Pty Ltd

* Property Services Group

Department of Tourism, Fair Trading and Wine Industry Development

Department of Transport

Disability Services Queensland

Environmental Protection Agency

Electoral Commission of Queensland

Emerald Agricultural College Board

Legal Aid Queensland

Legislative Assembly

Library Board of Queensland

Longreach Pastoral College Board

Motor Accident Insurance Commission

Nominal Defendant

Office of the Governor

Office of the Ombudsman and Office of Information Commissioner

Office of the Public Service Commissioner

Prostitution Licensing Authority

Queensland Art Gallery Board of Trustees

Queensland Audit Office

Queensland Building Services Authority

Queensland Performing Arts Trust

Queensland Rural Adjustment Authority

Queensland Studies Authority

Queensland Theatre Company (deconsolidated 01/07/03)

Residential Tenancies Authority

SGH Limited

South Bank Corporation

The Australian College of Tropical Agriculture

The Council of the Queensland Institute of Medical Research

The Public Trustee of Queensland

The Royal Children’s Hospital Foundation (deconsolidated 01/07/03)

The Trustees of Parklands Gold Coast

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-59

Notes to the Financial Statements

39.	Controlled Entities continued

Tourism Queensland

Treasury Department

* CorpTech

* Queensland Treasury Holdings Pty Ltd

* Nickel Resources North Queensland Pty Ltd (in voluntary liquidation on 20/01/04)

Workers’ Compensation Regulatory Authority (QComp)

Public Non-financial Corporations

2001 Goodwill Games Brisbane Ltd (wound up on 30/06/04)

Brisbane Market Corporation Ltd (deconsolidated 01/07/03)

Bundaberg Port Authority

Cairns Port Authority

CS Energy Ltd

* Aberdare Collieries Pty Ltd

* Callide Energy Pty Ltd

* CEPA (Kogan Creek) Holding Pty Ltd

* CEPA (Kogan Creek) Leasing I Pty Ltd

* CEPA (Kogan Creek) Leasing II Pty Ltd

* CEPA (Kogan Creek) Leasing III Pty Ltd

* CEPA (Kogan Creek) Leasing IV Pty Ltd

* CS Energy Kogan Creek Pty Ltd

* CS Energy Mica Creek Pty Ltd

* CS Kogan (Australia) Pty Ltd

* CS North West Pty Ltd

* Delta Solutions Pty Ltd

* Kogan Creek Power Pty Ltd

* SE CSE Pty Ltd

* Swanbank Energy Pty Ltd

DBCT Holdings Pty Ltd

DPI Forestry (controlled entity of Department of Primary Industries and Fisheries)

ENERGEX Ltd

* Allgas Energy Pty Ltd

* Allgas Pipelines Holdings Pty Ltd

* Allgas Pipelines Operations Ltd

* Allgas Pipelines Pty Ltd

* Allgas Toowoomba Pty Ltd

* Beak Industries Pty Ltd

* ENERGEX Retail Pty Ltd

* Energy Holdings Ltd

* Energy Impact Pty Ltd

* Metering Dynamics Pty Ltd (formerly Allgas Network Holdings Pty Ltd)

* Queensland Energy Services Team Pty Ltd

* Queensland Gas Industries Pty Ltd

* Service Essentials Pty Ltd

* Varnsdorf Pty Ltd

* VH Energy Holdings Pty Ltd

* VH Finance Pty Ltd

* VH Operations Pty Ltd

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-60

Notes to the Financial Statements

39.	Controlled Entities continued

Ergon Energy Corporation Ltd

* EA North Queensland Pty Ltd

* Ergon Energy (Victoria) Pty Ltd

* Ergon Energy Gas Pty Ltd

* Ergon Energy Pty Ltd

* Ergon Energy Telecommunications Pty Ltd

* Ergon Energy Utility Services Pty Ltd

* Northern Electricity Retail Corporation Pty Ltd

* Vantage Plus Utilities Trust

Gladstone Area Water Board

Gladstone Port Authority (re-named as Central Queensland Ports Authority 01/07/04)

Gold Coast Events Co Pty Ltd (controlled entity of Department of Local Government, Planning, Sport & Recreation)

Golden Casket Lottery Corporation Ltd

* Bounty Ltd

* Bounty Systems Pty Ltd

* Clubline Systems Pty Ltd

* Infolink Systems Pty Ltd

* Interactive Gold Pty Ltd

Mackay Port Authority

Major Sports Facilities Authority

Mount Isa Water Board

Pioneer Valley Water Board (deconsolidated 01/07/03)

Port of Brisbane Corporation

* Gateway Investments Corporation Pty Ltd

Ports Corporation of Queensland

* Port Pilots Queensland Pty Ltd

Powerlink Queensland

* Harold Street Holdings Pty Ltd

* Powerlink Transmission Services Pty Ltd

Queensland Motorways Limited (controlled entity of Department of Main Roads)

* Logan Motorway Company Ltd

* Port Motorway Ltd

* Queensland Motorways Management Pty Ltd

* The Gateway Bridge Company Ltd

Queensland Power Trading Corporation (Enertrade)

* Enertrade (NQ) Pipeline No 1 Pty Ltd

* Enertrade (NQ) Pipeline No 2 Pty Ltd

* Enertrade Pipeline Management Pty Ltd

* The Green Energy Corporation Pty Ltd

QR

*Heritage Train Company Pty Ltd

*Interail Australia Pty Ltd (formerly QR National Pty Ltd)

*On Track Insurance Pty Ltd

Rockhampton Port Authority (dissolved 01/07/04)

Stanwell Corporation Ltd

SunWater

* Eungella Water Pipeline Pty Ltd

* North West Queensland Water Pipeline Pty Ltd

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-61

Notes to the Financial Statements

39.	Controlled Entities continued

Tarong Energy Corporation Ltd

* Mt. Millar Windfarm Pty Ltd

* Starfish Hill Wind Farm Pty Ltd

* Tarong Renewable Energy Pty Ltd

* Terra Gas Trader Pty Ltd

* TN Power Pty Ltd

Townsville Port Authority

Trustees of Albion Park Paceway (deconsolidated 01/07/03)

Public Financial Corporations

Queensland Investment Corporation

* Balfour Pty Ltd

* Bowmint Pty Ltd

* Canberra Centre Investments Pty Ltd

* Eastland Property Holdings Ltd

* Financial Markets Services Group Pty Ltd

* Grand Central Toowoomba Ltd

* Lifestyle Portal Pty Ltd

* Pacific Echo Pty Ltd

* QIC Epping Road Pty Ltd

* QIC Helensvale Pty Ltd

* QIC Hi Yield Pty Ltd

* QIC Logan Hyperdome Pty Ltd

* QIC Office Pty Ltd

* QIC Properties Pty Ltd

* QIC Property Funds Pty Ltd

* QIC Property Management Pty Ltd

* QIC Real Estate Funds Pty Ltd

* QIC Real Estate Pty Ltd

* QIC Retail (No 2) Pty Ltd

* QIC Retail Pty Ltd

* QIC Ringwood Pty Ltd

* QIC Robina Pty Ltd

* QIC Toowoomba Pty Ltd

* QIC Westpoint Pty Ltd

* Queensland BioCapital Funds Pty Ltd

* Watergardens Brimbank Pty Ltd

* Watergardens Pty Ltd

Queensland Treasury Corporation

* Sunshine Locos Pty Ltd

WorkCover Queensland

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-62

Notes to the Financial Statements

40.	Entities Not Consolidated

Queensland’s public universities and certain professional, occupational and primary producer marketing boards have not been included in the consolidated financial statements because they are not considered to be controlled by the State Government. Employee superannuation funds are similarly excluded.

Local governments are a separate sphere of government and their financial activities do not form part of these consolidated financial statements.

Latest available audited data was collected from 126 agencies (116 in 2003) that are controlled by the State Government but are not considered material for whole-of-Government reporting purposes and are excluded from these financial statements. Aggregated financial information of these entities follows:

	2004	2003
	$M	$M
Revenues	127	114
Expenses	116	102

Operating Result	11	12

Assets	209	115
Liabilities	53	26

Net Assets	156	89

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-63

Certificate of Consolidated Financial Statements

Consolidated Financial Statements

2003-04

Certification by the Treasurer, Under Treasurer and Assistant Under Treasurer

The foregoing consolidated financial statements have been prepared pursuant to section 38B(1) of the Financial Administration and Audit Act 1977, and other prescribed requirements.

In our opinion and in terms of section 38B(3) of the Financial Administration and Audit Act 1977, we certify that the consolidated financial statements have been properly drawn up, under the prescribed requirements, to present a true and fair view of:

(i) the financial performance and cash flows of the Queensland State Government for the financial year; and

(ii) the financial position of the Government at 30 June 2004.

At date of certification of the statements, we are not aware of any material circumstances that would render any particulars included in the consolidated financial statements misleading or inaccurate.

Walter Ivessa	Gerard Bradley	Terry Mackenroth
Assistant Under Treasurer	Under Treasurer	Treasurer of Queensland

Date 4 October 2004

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-64

Independent Audit Report

To the Treasurer of Queensland

Matters relating to the electronic presentation of the audited consolidated financial statements

The audit report relates to the consolidated financial statements of the Government of Queensland for the financial year ended 30 June 2004 included on Treasury Department’s web site. The Under Treasurer is responsible for the integrity of Treasury Department’s web site. The audit report refers only to the consolidated financial statements identified below and does not include a review of the integrity of this web site or provide an opinion on any other information which may have been hyperlinked to/from the consolidated financial statements. If users of the consolidated financial statements are concerned with the inherent risks arising from electronic data communications they are advised to refer to the hard copy of the audited consolidated financial statements, available from Treasury Department, to confirm the information included in the audited consolidated financial statements presented on this web site.

These matters also relate to the presentation of the audited consolidated financial statements in other electronic media including CD Rom.

Scope

The consolidated financial statements

The financial statements include the consolidated financial statements of the Government of Queensland and the entities it controlled at the year’s end or from time to time during the year. The financial statements consist of the Statement of Financial Performance, Statement of Financial Position, Statement of Cash Flows, Notes to the Consolidated Financial Statements and certificates given by the Treasurer, Under Treasurer and the most senior officer of Treasury Department responsible for preparing the consolidated financial statements for the year ended 30 June 2004.

Responsibility for preparation of statements

Treasury Department, on behalf of the Treasurer, is responsible for the preparation and true and fair presentation of the consolidated financial statements, the maintenance of adequate accounting records and internal controls that are designed to prevent and detect fraud and error, and for the accounting policies and accounting estimates inherent in the consolidated financial statements.

Audit approach

As required by law, an independent audit was conducted in accordance with QAO Auditing Standards to enable me to provide an independent opinion whether in all material respects the consolidated financial statements present fairly, in accordance with the prescribed requirements, including any mandatory financial reporting requirements as approved by the Treasurer for application in Queensland.

Audit procedures included -

•	examining information on a test/sample basis to provide evidence supporting the amounts and disclosures in the consolidated financial statements,

•	assessing the appropriateness of the accounting policies and disclosures used and the reasonableness of significant accounting estimates made by the Accountable Officer,

•	obtaining written confirmation regarding the material representations made in conjunction with the audit, and

•	reviewing the overall presentation of information in the consolidated financial statements.

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-65

Independence

The Financial Administration and Audit Act 1977 promotes the independence of the Auditor-General and QAO authorised auditors.

The Auditor-General is the auditor of all public sector entities and can only be removed by Parliament.

The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which powers are to be exercised.

The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

Audit Opinion

In accordance with section 38B of the Financial Administration and Audit Act 1977 -

(a) I have received all the information and explanations which I have required; and

(b) in my opinion -

(i)	the prescribed requirements in respect of the establishment and keeping of accounts have been complied with in all material respects; and

(ii)	the consolidated financial statements have been properly drawn up to present a true and fair view, in accordance with the prescribed accounting standards, of the financial operations and cash flows of the Government of Queensland for the financial year 1 July 2003 to 30 June 2004 and of the financial position at the end of that year.

L J SCANLAN, FCPA Auditor-General of Queensland	Queensland Audit Office Brisbane

Audited Consolidated Financial Statements 2003-04 - Government of Queensland	5-66

Reconciliation of UPF to AAS

of the Queensland Government

year ended 30 June 2004

ATTACHMENT A: Reconciliation of UPF Net Operating Balance to AAS

Net Surplus/(Deficit)

Comparison of GFS Operating Result to Accounting Statement of Financial Performance

The GFS Outcomes Report and Consolidated Financial Statements focus on different aspects of Government finances. The Consolidated Financial Statements outline the operations of the Queensland Government including valuation adjustments. The Outcomes Report removes valuation adjustments to reflect costs more appropriately related to the underlying operations of Government.

The Government’s key fiscal principles include the maintenance of a General Government surplus in GFS terms.

Apart from reflecting the accepted uniform reporting basis for the Commonwealth and State Governments, targeting an operating result in GFS terms recognises that valuation adjustments can be quite significant from year to year and are more appropriately considered in the context of overall balance sheet management.

The table below provides a comparison of the GFS Net operating balance to the AAS Net surplus/(deficit) by sector/segment:

	General Government Sector	Public Non- Financial Corporations Sector	Public Financial Corporations Sector	Total State Sector
	2003-04 $ million	2003-04 $ million	2003-04 $ million	2003-04 $ million
GFS Net operating balance	3,340	(67)	244	3,518
Less remeasurement/valuation adjustments
Bad Debts and Amortisation	(38)	(28)	(2)	(69)
Market Value adjustments investments/loans	203	436	(25)	613
Revaluations of Provisions	663	70	—	733
Gains/Loss on Assets sold/written off	(166)	18	(1)	(148)
Prior year adjustments	(1)	8	—	7
Plus presentation differences
Dividends returned to owners	—	681	9	—
AAS Net surplus/(deficit)	4,001	1,118	225	4,654

State Finances Report 2003-04 - Government of Queensland	6-01